UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Choice Hotels International, Inc.
(Name of Registrant as Specified in Its Charter)

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CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

 NOTICE OF ANNUAL MEETING
TO BE HELD APRIL 20, 2018

To the shareholders of
CHOICE HOTELS INTERNATIONAL, INC.
You are cordially invited to attend the 2018 Annual Meeting of Shareholders (the "Annual Meeting") of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on April 20, 2018, at 9:00 a.m., Eastern Time at the Company's headquarters at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, for the following purposes:

1
To elect the nine director nominees listed in the attached proxy statement to hold office for a term of one year ending at the 2019 Annual Meeting of Shareholders or until their successors are elected and qualified;

2	To hold an advisory vote to approve executive compensation;
3	To approve the material terms for payment of executive incentive compensation;
4	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
5	To transact other business properly coming before the Annual Meeting.
Shareholders who owned shares of the Company's common stock ("Common Stock") as of the close of business on the record date of February 22, 2018, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.
A list of the Company’s shareholders will be available for inspection at the Annual Meeting and at the office of the Company located at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel, Corporate Secretary & External Affairs
March 26, 2018
Rockville, Maryland
PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR
PROXY BY COMPLETING AND MAILING THE ENCLOSED
PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 20, 2018

GENERAL INFORMATION
The Board of Directors (the “Board”) is soliciting your proxy for the 2018 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is being mailed with this proxy statement. The Annual Report on Form 10-K is not part of the proxy solicitation material.
The Board is sending proxy materials to you and all other shareholders on or about March 26, 2018. The Board is asking for you to vote your shares by completing and returning the proxy card, voting online or voting by telephone.
Shareholders who owned shares of the Company's common stock ("Common Stock") as of the close of business on February 22, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 22, 2018, there were 56,922,660 outstanding shares of Common Stock.
Driving Directions to Choice’s Corporate Headquarters in Rockville, Maryland
GPS
For GPS driving directions, please use 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850. For older GPS systems, please use 200 East Middle Lane, Rockville, Maryland, 20850 as our 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850 address is not updated in all navigation systems. Choice is located on the corner of East Middle Lane and Hungerford Drive in Rockville, Maryland.
From Washington, DC and points south
Take the George Washington Memorial Parkway north to I-495 ramp towards Maryland. Continue on the I-270-Spur north toward Rockville/Frederick. Take the MD-189 exit 5 to Falls Road North/Rockville/Town Center. Keep right at the fork. This becomes Maryland Avenue. Turn right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.
From Frederick, Maryland and points north
Take I-270 South towards Rockville. Bear right at I-270 Local south and head towards Shady Grove Road/Local Lanes. Take the MD-28 west exit 6-A toward Rockville Town Center. Turn left on West Montgomery Ave. Continue onto West Jefferson St. Turn Left on Maryland Avenue. Turn Right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

2018 Annual Meeting of Shareholders

Date and Time:	April 20, 2018, 9:00 a.m. Eastern Time
Location:	1 Choice Hotels Circle, Rockville, Maryland 20850
Record Date:	February 22, 2018
Voting:
Shareholders as of the record date are entitled to vote by internet at www.envisionreports.com/chh; by telephone at 1-800-652-8683; by completing and returning their proxy card or voting instruction card; or in person at the Annual Meeting. If you hold your stock in street name, please see "Questions and Answers" for more information about voting.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Directors	FOR each nominee
Proposal 2	Advisory Approval of the Compensation of the Company's Named Executive Officers	FOR
Proposal 3	Approval of the Material Terms for Payment of Executive Incentive Compensation	FOR
Proposal 4	Ratification of Ernst & Young as the Company's Independent Registered Public Accounting Firm	FOR

Governance Highlights

The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. With a focus on serving the interests of shareholders, the Board collaborates with the Company's senior management and external advisors to remain abreast of and evaluate corporate governance trends and best practices.

☑ Annual election of directors by majority vote	☑ Independent Board committees - The Compensation and Management Development Committee, Audit Committee and Corporate Governance and Nominating Committee are made up entirely of independent directors
☑ Separate positions for Chairman of the Board and CEO	☑ Annual report of succession planning and management development by CEO
☑ The independent directors of the Board meet regularly in executive session. Four independent director executive sessions were held in 2017	☑ Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee
☑ Lead independent director - In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board

☑ Hedging policy - The Company has a comprehensive insider trading policy and prohibits hedging by any Associates (employees, directors, contractor or consultants), other than Bainum family directors in relation to certain indirectly held shares

☑ Stock ownership and holding requirements - Directors and executive officers have robust stock ownership and holding requirements	☑ Pledging policy - The Company prohibits employees, including NEOs, from pledging shares
☑ Clawback policy - Executives' incentives are subject to a clawback that applies in the event of certain financial restatements	☑ Global hotline and web portal to encourage employees to report financial, ethics and employee relations issues
☑ Board governance training program	☑ Long-standing commitment to sustainability and environmentally friendly building and operating practices

Directors

You are being asked to vote for nine directors. Except for Mr. Bainum, Dr. Renschler and Mr. Pacious, all nominees meet the New York Stock Exchange (NYSE) listing standards for director independence.

Nominees
Name	Age	Director Since	Occupation	Independent	A	CMD	CGN	D
Barbara T. Alexander	69	2012	Independent Consultant, Former Senior Advisor for UBS	X	CH			M
Stewart W. Bainum, Jr.	71	1976, except 1996-1997	Chairman of the Board, Investor
William L. Jews	66	2000, except 2005-2006	Former President and Chief Executive Officer, CareFirst, Inc.	X		M	CH	M
Monte J. M. Koch	54	2014	Partner, BDT & Company; Co- Founder, Ten-X	X	M		M
Liza K. Landsman	48	2014	President, Jet.com	X	M			M
Patrick S. Pacious	52	2017	President and Chief Executive Officer
Scott A. Renschler, Psy.D.	48	2008	Clinical Psychologist in Private Practice					CH
Ervin R. Shames	77	2002	Lead Independent Director, Management Consultant, Former Chief Executive Officer of Borden, Inc.	X	M	CH	M
John P. Tague	55	2012	Former President and Chief Executive Officer, Hertz Global Holdings, Inc.	X		M
*A= Audit Committee, CMD = Compensation and Management Development Committee, CGN = Corporate Governance and Nominating
Committee, D = Diversity Committee, CH = Chair, M = Member

Board Composition and Tenure

The Company is committed to a Board comprised of diverse individuals and diverse thought.  Notably, the Board has two female directors, representing 22% of the Board seats.

The Company's Board has an average tenure of less than 12 years (excluding Mr. Bainum, one of the largest shareholders of our Company, average tenure is approximately eight years). In addition, the Company's Board has shown a healthy degree of refreshment, adding five new directors in the prior six years (four of whom are independent).

Corporate Social Responsibility

We strive to improve our communities and the world in which we live through activities of the Company's foundation, the Choice Hotels International Foundation, through recycling and conservation promotion and through ongoing corporate social responsibility efforts.

The mission of the Choice Hotels International Foundation is to enhance the communities in which Choice franchisees, associates and consumers live and serve through the power of human connection - enabling access to food, shelter and the tools for personal and professional advancement. To this end, the Company and its franchisees partner with Boys and Girls Clubs nationwide, and specifically in the under served Washington, DC and Phoenix, Arizona areas, to provide funding and volunteer hours. In 2017, the foundation gave $250,000 in funding and nearly 100 Choice Associates improved a Boys and Girls Club facility.

The Company has a "Room to be Green" program for its franchisees, which has a multi-tiered approach to increased recycling and conservation. All franchisees participate in Room to be Green, which focuses on energy conservation via replacing light bulbs with CFL or LED lighting; water conservation via linen and towel reuse programs; waste reduction via recycling programs in all hotels; and smart, safe & sustainable product usage via replacement of styrofoam with sustainable alternatives.

As an example of the ongoing corporate social responsibility efforts of the Company, to assist with recent hurricane disaster relief efforts, Choice customers donated $250,000 worth of Choice Privileges loyalty points, associates assembled hygiene kits and blankets that were donated by Choice vendors, and the Company donated 1,250 free room nights towards current and future disaster relief efforts for first responders, volunteers and/or displaced survivors.

2017 Business Performance Highlights

Hotel Development	Shareholder Return and Financial	Operational
Announced the acquisition of WoodSpring Suites, which added 239 hotels to the company’s system in the first quarter of 2018.	Total revenues increased 9% in 2017 to over $1 billion.	Domestic system-wide revenue per available room (RevPAR) increased 2.5% in 2017.
The Company executed 704 hotel franchise contracts in 2017, an increase of 9% over 2016.	Operating income increased 11% in 2017 to $264.4 million.	Effective royalty rate increased 19 basis points in 2017.
The new construction domestic pipeline totaled 607 hotels at December 31, 2017, a 23 percent increase from December 31, 2016.	The Company paid cash dividends totaling approximately $49 million and repurchased approximately $10 million worth of shares in 2017.	Reservation delivery through the Company's proprietary channels increased 430 basis points to nearly 60 percent in 2017.

Stock Performance Graph

This graph shows the cumulative total shareholder return for Choice’s Common Stock in each of the five years from December 31, 2012 to December 31, 2017. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and our performance peer group of companies, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2012, in Choice stock, the S&P 500 Index and Choice’s performance peer group and assumes that all dividends were reinvested.

Five Years Ended December 31, 2017 (Initial Investment $100)

	Initial	2013	2014	2015	2016	2017
Choice Hotels International, Inc.	100.00	148.6	172.06	157.12	177.62	249.09
NYSE Composite	100.00	126.28	134.81	129.29	144.73	171.83
S&P Hotels, Resorts & Cruise Lines	100.00	129.14	160.21	166.40	178.92	266.74
Performance Peer Index (2017 Peer Group)	100.00	140.48	163.48	163.75	174.17	212.77
Performance Peer Index - Boyd Gaming Corp., Brinker International Inc., Dunkin' Brands Group Inc., Expedia Inc., Host Hotels & Resorts Inc., Hyatt Hotels Corp., Intercontinental Hotels Group PLC, Marriott Vacations Worldwide Corp., Pinnacle Entertainment Inc., Starwood Hotels and Resorts Worldwide Inc., TripAdvisor Inc., Wyndham Worldwide Corp., the Wendy's Company and Vail Resorts, Inc. Pinnacle Entertainment Inc. and Starwood Hotels and Resorts Worldwide were included in the Company's peer group for 2017 decision making purposes but could not be included in the chart above, due to certain corporate transactions that limited stock data.

2017 Compensation Highlights

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to the results delivered for shareholders. Our performance measurement framework for incentive based pay for our NEOs is summarized below.

Annual Incentive
Pat Pacious
Stephen Joyce
80%
Operating Income
10%
Market Share
10%
Likelihood to Recommend
David Pepper
100%
Target Number of Executed Franchise Agreements and Targeted Total Franchise Contract Value*
Patrick Cimerola
Dominic Dragisich
Simone Wu
70%
Operating Income
10%
Market Share
10%
Likelihood to Recommend
10%
Individual Objectives
Scott Oaksmith
60%
Operating Income
40%
Individual Objectives
Long-Term Incentive**
50%
Performance Vested Restricted Stock Units ("PVRSU")
3-Year EPS Target
25%
Service Based Restricted Stock ("RS")
Retention
25%
Stock Options
Stock Price

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.
**Mr. Oaksmith's long-term incentives were made up of restricted stock and PVRSUs.

Our executive compensation programs are designed to align pay with performance and to align the economic interests of executives and shareholders. The charts below show the mix of targeted total direct compensation (“TDC”) (base salary, target annual incentive and target long-term incentive) for the CEO and other NEOs in 2017. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 82% for our CEO and on average 69% for our other NEOs) is variable or performance-based annual and long-term incentives.

2017 Targeted Total Direct Compensation*

CEO
82% is Variable/At-Risk
Time Vested Restricted Stock 14%
Performance Shares 28%
Stock Options 14%
Annual Incentive 26%
Base Salary 18%

Other NEOs
69% is Variable/At-Risk
Time Vested Restricted Stock 11%
Stock Options 11%
Performance Shares 29%
Annual Incentive 18%
Base Salary 31%

*The CEO pie chart excludes Mr. Joyce due to his departure in September 2017 and the Other NEOs pie chart excludes Mr. Oaksmith as he completed his interim duties in March 2017.

2017 Executive Compensation Summary

Set forth below is the 2017 compensation for our Named Executive Officers ("NEOs"):

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patrick S. Pacious, President and Chief Executive Officer	793,269	—	1,595,437	531,698	961,210	5,037	117,414	4,004,065
Dominic Dragisich, Chief Financial Officer***	312,308	—	1,100,144	150,008	285,600	—	46,160	1,894,220
David A. Pepper, Chief Development Officer	502,801	—	817,053	188,956	593,652	90,162	100,341	2,292,965
Simone Wu, Senior Vice President, General Counsel, Corporate Secretary & External Affairs	466,539	—	440,682	146,863	239,008	—	62,632	1,355,724
Patrick Cimerola, Chief Human Resources Officer	396,154	—	490,111	79,990	203,232	—	70,876	1,240,363
Stephen P. Joyce, Former Chief Executive Officer**	961,500	—	9,491,994	3,243,159	1,844,160	23,870	260,251	15,824,934
Scott Oaksmith, Senior Vice President, Finance and Accounting Officer (Interim Principal Financial Officer)***	332,500	—	200,014	—	150,340	—	34,484	717,338
 *See all Summary Compensation Table and related footnotes beginning on page 51.
**As previously disclosed by the Company in its public filings, Mr. Joyce ceased serving as an executive officer and his employment with the Company ended on September 11, 2017. However, Mr. Joyce is considered an NEO for 2017 under SEC rules.
***Mr. Dominic Dragisich was appointed Chief Financial Officer effective March 6, 2017. Prior to that appointment, Scott Oaksmith served as interim principal financial officer.

Response to the 2017 Say on Pay Vote

In 2017, 99% of votes cast were in favor of our compensation proposal. In addition, 94% of votes were cast in favor of an annual frequency for say-on-pay voting, and the Company will continue holding annual advisory votes on compensation. The Compensation and Management Development Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our shareholders agree that our compensation program continues to provide a competitive pay-for-performance alignment that effectively incentivizes our named executive officers to maximize shareholder value and encourages long-term retention. Accordingly, the Committee determined not to make significant changes in 2017 to the executive compensation program. The Committee engages in outreach with its largest shareholders each year regarding compensation as well as governance matters. This outreach utilizes investor conferences, in-person meetings at Company headquarters and telephone contact. The Committee will continue to consider the outcome of our say-on-pay votes and views of our shareholders when making future compensation decisions.

Changes to Executive Compensation Program in 2017

For 2017 executive officer compensation, PVRSUs made up half rather than a quarter of the annual long-term incentive. We believe this further enhanced our pay-for-performance policies. In addition, the Company has eliminated executive perquisites outside of the Flexible Perquisites Plan, including as of January 1, 2018, executive physicals and Company paid life insurance for incoming executives.

Important Dates for 2019 Annual Meeting of Shareholders

Shareholder proposals submitted for inclusion in our 2019 proxy statement pursuant to SEC Rule 14a-8 must be received by November 26, 2018.
Notice of shareholder proposals to nominate a person for election as a director or to introduce an item of business at the 2019 Annual Meeting of Shareholders outside Rule 14a-8 must be received no earlier than January 20, 2019 and no later than February 19, 2019.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.
Shareholders who owned Common Stock as of the close of business on February 22, 2018 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 56,922,660 shares of Common Stock outstanding on February 22, 2018.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals which are being submitted to shareholders. It gives you information on these proposals, as well as other information, so that you can make informed decisions.

Q.	What is the proxy card?

A.
The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, Simone Wu (the Company's Senior Vice President, General Counsel, Corporate Secretary & External Affairs) and Dominic Dragisich (the Company's Chief Financial Officer) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board. If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Ms. Wu and Mr. Dragisich will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:
	●	Proposal 1 - the election of the nine director nominees named in this proxy statement.
	●	Proposal 2 - an advisory vote to approve executive compensation.
	●	Proposal 3 - approval of the material terms for payment of executive incentive compensation.
	●	Proposal 4 - the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q.	What is the difference between a record holder and a “street name” holder?

A.
If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct, or follow the procedures provided to you by, the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

●	If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

●	If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted in accordance with the Board's recommendations.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote online.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a legal proxy from your broker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card or voting instruction form?

A.
It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards or voting instruction forms you may receive, or otherwise vote your shares online or by telephone as described herein or on the voting instruction form, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

●	signing or submitting another proxy before the Annual Meeting as provided herein with a later date,
●
sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or

●	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the NYSE rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Four is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One, Two or Three. Likewise, your brokerage firm may either:

●	vote your shares on Proposal Four and any other routine matters that are properly presented at the meeting, or
●	leave your shares unvoted as to Proposal Four and any other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

Q.	How many shares must be present to hold the meeting?

A.
To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on February 22, 2018, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

●	is present and votes in person at the meeting, or
●	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors? (Proposal 1)

A.	You may vote either “for” or “against” each nominee, or you may "abstain" from voting.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a majority of votes cast in person or by proxy at the meeting. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if a nominee is unable to stand for election?

A.
The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, Simone Wu or Dominic Dragisich can vote your shares for a substitute nominee. They cannot vote for more than nine nominees.

Q.	What are my voting choices when voting to approve the advisory vote to approve executive compensation? (Proposal 2)

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.
The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is non-binding on the Company. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What are my voting choices when voting to approve the material terms for payment of executive incentive compensation? (Proposal 3)

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of the materials terms for payment of executive incentive compensation. .

Q.	How many votes are needed to approve the materials terms for payment of executive incentive compensation?

A.
The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the materials terms for payment of executive incentive compensation. Abstentions and broker non-votes are treated as not voting on the matter.

Q.
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018? (Proposal 4)

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018?

A.
The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if Ernst & Young LLP is not ratified as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018?

A.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered accounting firm. Even if the selection is ratified, the Committee may select a different independent registered accounting firm at any time during the year if it determines that this would be in the best interests of the Company and our share owners.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed by Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.
We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Q.	How can I review the Company’s Annual Report on Form 10-K?

A.
The Annual Report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592-5026.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 20, 2018.

The proxy statement and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/chh.

PROPOSAL 1—ELECTION OF NINE DIRECTORS
Nomination
Nine directors are nominated for election at the 2018 Annual Meeting, to hold office until the 2019 Annual Meeting of Shareholders, or until their successors are elected and qualified.
The Company’s Restated Certificate of Incorporation provides that the number of directors must be at least three but not more than 12. The exact number of directors within that range is determined from time to time by the Board. On February 25, 2017, the Board determined that as of April 21, 2017, the Board will consist of nine members.
All directors are elected annually. On April 24, 2015, the Board of the Company unanimously approved an amendment to the Company’s Bylaws, changing the voting standard for the election of nominees to the Board from a plurality vote to a majority vote, except in the case of a contested election, in which case directors will be elected by a plurality vote.
The Board has nominated nine individuals to serve as directors for terms of one year, expiring at the 2019 Annual Meeting of Shareholders, or until their successors are elected and qualified. The nine individuals consist of Barbara T. Alexander, Stewart W. Bainum, Jr., William L. Jews, Monte J. M. Koch, Liza K. Landsman, Patrick S. Pacious, Scott A. Renschler, Ervin R. Shames and John P. Tague. Each of the nominees is currently a member of our Board.
Family Relationships
The Chairman of the Board, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.
Director Nominee Information and Qualifications
The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees.
The names of Choice's proposed director nominees, their respective ages, their positions with Choice, and other biographical information as of March 17, 2018, are set forth below. The Corporate Governance and Nominating Committee’s assessment of the qualifications of each Board member is also included below.

Board Recommendation
The Board recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the CEO and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.
In 2017, the Board held eight meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2017, all of the then current Board members attended the Annual Meeting. As stated in the Company's Corporate Governance Guidelines, the Company expects all directors to attend the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Four such meetings were held in 2017.
The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. The Corporate Governance Guidelines and Corporate Ethics Policy are included in the investor relations section of the Company’s website at www.choicehotels.com.
Board Leadership Structure
The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 25 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and informs his role as leader in many of the resulting discussions during Board meetings. Mr. Bainum also brings the perspective of a major shareholder to the Board.
The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and CEO (held by Mr. Pacious). Although Mr. Pacious serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between management and the Board.
In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Pacious, the Board believes that it is important to maintain a Board leadership position that is held by an independent director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of executive session meetings in which Mr. Bainum and Mr. Pacious (as well as Dr. Renschler) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Four such meetings were held in 2017. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.
Board’s Role in Risk Oversight
The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting and other pertinent areas.
The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to the transaction becoming binding on the Company. Those transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and certain related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function, including risks relating to financial reporting and cybersecurity.

The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent registered public accounting firm) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s CEO, CFO, Chief Accounting Officer and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.
Director Independence
The Board currently has nine directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, Monte J. M. Koch, Liza K. Landsman, Ervin R. Shames and John P. Tague.
In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•
No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•
No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.
Corporate Governance Guidelines
The Corporate Governance Guidelines, adopted by the Board, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by directors;

•	Annual CEO evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $300,000 of Company stock within five years of election to the Board;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.
Corporate Ethics Policy
The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the CEO, CFO and Chief Accounting Officer) and its subsidiaries in making ethical and legal decisions in his or her daily work. To the extent approved or granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the CEO, CFO and Chief Accounting Officer) on the Company’s website.
Committees of the Board
The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.
The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2017.
Compensation and Management Development Committee
Under the terms of its charter, the Compensation and Management Development Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Establishing and updating the “peer group” used to compare the Company’s compensation practices;

•	Reviewing and approving the compensation of executive officers, in light of shareholder “Say on Pay” results and other relevant factors;

•	Setting the compensation for the non-employee members of the Board;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the CEO;

•	Assessing performance of the CEO against performance objectives; and

•	Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation and Management Development Committee report for the Company’s proxy statement.
The Compensation and Management Development Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.
During 2017, at the direction of Mr. Shames, the Chairman of the Compensation and Management Development Committee, Mr. Joyce and Mr. Pacious (each of whom served as CEO during the period) prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. Mr. Cimerola, our Chief Human Resources Officer, assisted with preparation of the materials. In conjunction with the Compensation and Management Development Committee Chairman, Messrs. Joyce, Pacious and Cimerola also prepared and presented specific compensation proposals to the Compensation and Management Development Committee, including Mr. Joyce’s and Mr. Pacious' assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See the Compensation Discussion and Analysis section below for more information on Mr. Joyce’s and Mr. Pacious' role in recommending the compensation paid to our NEOs in 2017. None of our executive officers determined or recommended the amount or form of non-employee director compensation.
The Compensation and Management Development Committee has delegated limited authority to our Stock Compensation Committee, currently consisting of our CEO, to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire. No individual award may exceed $250,000 in value.
In accordance with its charter, the Compensation and Management Development Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee.

During 2017, the Compensation and Management Development Committee retained Mercer (US) Inc. (“Mercer”) a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC") to provide various compensation-related services and assistance. Mercer performed the following functions and services:

•	Attended Committee meetings;

•
Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advised on plans or practices that may improve effectiveness of our compensation program;

•	Provided and discussed peer group and various survey data; and, based on this information, offered independent recommendations on CEO and NEO compensation;

•	Advised on CEO pay ratio and related calculations;

•	Reviewed the CD&A, compensation tables and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters;

•	Evaluated and advised the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Supported the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.

In 2017, Mercer attended all Committee meetings in person or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chairman between meetings. Mercer reviewed the CD&A and the executive compensation tables contained in this proxy statement.
The Company paid Mercer $328,818 in 2017 for services related to its engagement by the Compensation and Management Development Committee. See Compensation Discussion and Analysis below for additional information related to the role of Mercer in the Company’s 2017 executive compensation decisions.

The Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer or any of its affiliates; (ii) the amount of fees the Company paid to Mercer as a percentage of MMC’s total revenue; (iii) Mercer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.
In 2017, the Compensation and Management Development Committee met five times. The Chair of the Compensation and Management Development Committee was Ervin R. Shames and the other members were William L. Jews and John P. Tague. The Board determined that each member of the Compensation and Management Development Committee was independent under the listing standards of the NYSE applicable to Compensation Committee members.
While the charter authorizes the Compensation and Management Development Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner, other than its delegation to the Stock Compensation Committee to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation and Management Development Committee is an officer, former officer, or employee of the Company. During 2017, no member of the Compensation and Management Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2017, no interlocking relationship existed between any of our executive officers or Compensation and Management Development Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Audit Committee
Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent registered public accounting firm and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent registered public accounting firm and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent registered public accounting firm concerning financial reporting processes and internal controls;

•	Establishing and monitoring an anonymous complaint hotline and other complaints procedures regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent registered public accounting firm and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management;

•	Reviewing with the CEO, CFO or Chief Accounting Officer, the Company’s disclosure controls and procedures; and

•	Overseeing the Company's cyber security and data security practices and procedures.
In 2017, the Audit Committee met eight times. Barbara T. Alexander served as Chair of the Committee. The other members of the Committee in 2017 were Ervin R. Shames, Monte J. M. Koch and Liza K. Landsman. The Board has determined that Ms. Alexander and Mr. Koch are qualified as audit committee financial experts within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board also determined that each member of the Audit Committee was independent under SEC rules and the listing standards of the NYSE applicable to Audit Committee members.
Corporate Governance and Nominating Committee
Under the terms of its charter, the Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board; selects, or recommends that the Board selects, the director nominees for election or to fill vacancies; develops and recommends to the Board a set of Corporate Governance Guidelines applicable to the Company; and oversees the evaluation of the Board. The Committee also has the following functions, among others:

•	Establishing criteria for Board membership;

•	Conducting the appropriate and necessary inquiries into the backgrounds and qualifications of proposed Board candidates;

•	Reviewing and making recommendations to the Board on the size and composition of the Board and its committees;

•	Reviewing and making recommendations to the Board with respect to directors, if any, who are unable to perform their duties;

•	Reviewing and making recommendations to the Board with respect to the retirement of directors;

•	Reviewing and making recommendations to the Board with respect to the Company’s policies regarding director or senior executive conflict of interest matters;

•	Monitoring and making recommendations to the Board concerning matters of corporate governance; and

•	Reviewing the outside board service by senior executives.
In 2017, the Committee met three times. William L. Jews was the Chair of the Committee and the other members of the Committee were Ervin R. Shames and Monte J. M. Koch.
Diversity Committee
Under the terms of its charter, the Diversity Committee seeks to assist and advise management in developing a workplace culture that values working with diverse groups of people, offering diversity of thought and perspective. The Committee seeks to achieve its goals through the following functions, among others:

•	Review and evaluate diversity efforts in workforce development, franchise development, vendor relations, marketing and philanthropy;

•	Review the efforts by management to increase the diversity of the Company's workforce, including at management levels; and

•	Reporting to the Board on diversity matters.
In 2017, the Committee met three times. Scott A. Renschler was the Chair of the Committee and the other members of the Committee were Barbara T. Alexander, William L. Jews and Liza Landsman.
Contacting the Board of Directors
Shareholders or other interested parties may contact an individual director, the lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
1 Choice Hotels Circle, Suite 400
Rockville, Maryland 20850
Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.
Consideration of Director Candidates
The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.
The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.
The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Common Stock is beneficially owned by (i) each director of the Company, (ii) each of the Company’s NEOs, (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 22, 2018 (unless otherwise noted). Unless otherwise specified, the address for each such person as of February 22, 2018, was 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	12,570,668	(5)(6)	—	—	22.08	%(5)(6)
Barbara T. Alexander	18,072		—	4,261	*
William L. Jews	30,288		—	4,261	*
Monte J. M. Koch	4,596		—	4,261	*
Liza K. Landsman	2,743		—	4,261	*
Patrick S. Pacious	100,373		194,696	17,314	*
Scott A. Renschler	322,734	(5)(7)	—	4,261	*
Ervin R. Shames	65,871		—	4,261	*
John P. Tague	19,471		—	4,261	*
Patrick Cimerola	28,966		74,079	8,685	*
Dominic Dragisich	—		3,318	8,836	*
Scott E. Oaksmith	18,558		15,828	12,731	*
Stephen Joyce+	159,900		—	—	*
David A. Pepper	70,750		90,987	7,362	*
Simone Wu	16,267		65,157	5,369	*
All Directors and Executive Officers as a Group (16 persons)+	13,299,017		477,169	99,707	24.38%
Principal Shareholders
Barbara J. Bainum	10,181,924	(5)(8)	—	—	17.89	% (5)(8)
Bruce D. Bainum	11,129,150	(5)(9)	—	—	19.55	% (5)(9)
Roberta D. Bainum	10,916,786	(5)(10)	—	—	19.18	% (5)(10)
Realty Investment Company, Inc.	6,821,574	(5)(14)	—	—	11.98	% (5)(14)
Ronald Baron	4,866,406	(11)	—	—	8.60	% (11)
The Vanguard Group	2,918,901	(12)	—	—	5.15	% (12)
Wellington Group Holdings LLP	3,074,192	(13)	—	—	5.43	% (13)
Christine A. Shreve	4,389,654	(5)(15)	—	—	7.71	%(5)(15)

*	Less than 1%.
+	Mr. Joyce is not included in the total, as he departed from the Company September 11, 2017.

1
Includes shares: (i) for which the named person has sole voting and investment power and (ii) for which the named person has shared voting and investment power. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.

2	Shares that can be acquired through stock option exercises within 60 days of February 22, 2018.

3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.

4
For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock and (ii) 56,922,660 shares outstanding on February 22, 2018.

5
Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum and Renschler family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control. As of February 22, 2018, Realty, Ms. Shreve and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 21,807,384 shares, approximately 38.31% of the shares of Common Stock outstanding as of February 22, 2018.

6
Includes 1,000,222 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 1,417,056 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum, Jr.’s trust; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 256,083 shares owned by the Foundation for the Greatest Good, a private foundation whose principal sponsor is Mr. Bainum, Jr.; and 2,097,251 shares owned by the Jane Bainum Declaration of Trust ("Jane Trust"), a trust for the benefit of his mother for which Mr. Bainum, Jr. is a co-trustee and has shared voting authority.

7
Includes 164,228 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee; and 7,296 shares owned by trusts for the benefit of Dr. Renschler's nephew and nieces for which Dr. Renschler is trustee. Also includes 30,361 shares Dr. Renschler is entitled to under the Company’s non-employee director plan.

8
Includes 1,030,836 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; and 163,000 shares owned by The Mental Wellness Foundation, Inc., a private foundation whose principal sponsor is Ms. Bainum. Also includes 13,032 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

9
Includes 1,474,438 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,685,061 shares owned by Posadas Holdings, LLC for which he shares voting authority and whose sole members are Dr. Bainum, and various trusts for either his benefit or the benefit of his wife or adult children; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority; 163,000 shares owned by Three Graces Foundation, Inc., a private foundation whose principal sponsor is Dr. Bainum; and 6,595 shares owned by a trust for the benefit of certain of Dr. Bainum's descendants for which Dr. Bainum is the trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

10
Includes 1,433,105 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,520,625 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and various trusts for either her benefit or the benefit of her adult children; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 163,000 shares owned by Trisons Foundation inc., a private foundation whose principal sponsor is Ms. Bainum; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

11
The Company is relying on the Schedule 13G/A, filed on February 14, 2018, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 4,832,906 shares, BAMCO, Inc. beneficially owns 4,558,217 shares, BCM beneficially owns 274,689 shares, Ronald Baron beneficially owns 4,866,406 shares and BGF beneficially owns 3,007,500 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

12
The Company is relying on the Schedule 13G, filed on February 8, 2018, by The Vanguard Group. According to this filing, The Vanguard Group beneficially owns 2,918,901 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355.

13
The Company is relying on the Schedule 13G, filed on February 8, 2018, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, Wellington Management Company LLP and Wellington Group Holdings, LLP ("Wellington"). According to this filing, Wellington beneficially owns 3,074,192 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 280 Congress Street, Boston, MA 02210.

14
Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Scott Renschler, Barbara Bainum, Bruce Bainum and Roberta Bainum. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.

15
Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is manager and has shared voting authority; 1,685,061 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum and various trusts for either his benefit or the benefit of his wife or adult children for which Ms. Shreve is manager and has shared voting authority; 1,520,625 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and various trusts for either her benefit or the benefit of her adult children for which Ms. Shreve is manager and has shared voting authority; and 6,168 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

Dear Choice Hotels Shareholders:

Over the past year, several key factors contributed to the Company’s financial and operating performance: a successful CEO leadership transition, our key strategic decisions and a stable and expanding economy. We were also pleased to announce the acquisition of the WoodSpring Suites brand and franchising business, which was completed in February, 2018.

In 2017 we undertook and carried out a highly effective leadership transition process, which was positively received by the industry and you, our shareholders.The appointment of Mr. Patrick Pacious as President and CEO was the culmination of a thoughtful, deliberate, long-term succession planning process, focused on maintaining leadership continuity, while driving new ideas that result in continued positive business growth now and into the future. Our former CEO, Steve Joyce collaborated with the Board over the last several years to identify and prepare his successor, and we collectively identified Mr. Pacious as the right person to lead Choice into the future.

Consistent with our pay-for-performance philosophy, the year's successes were reflected in our executive pay outcomes and decisions for our NEOs as follows:

•
Short-term incentives on average paid out at 102% of target based primarily on performance at the following percentages of target for all NEOs other than Mr. Pepper: operating income: 100%, market share: 115%, and “likelihood to recommend”: 105%.

•	Long-term incentive performance was above the three-year EPS target.

•	704 domestic franchise agreements were executed in 2017, providing a franchise contract value that overachieved at 134% of goal.

Each year we hold a shareholder advisory vote on our executive pay program and reach out to our largest shareholders to better understand their perspectives and concerns. In 2017, 99% of shareholder votes cast were in favor of the "Say on Pay" proposal.

In further support of our pay-for-performance philosophy and alignment with shareholder interests, the Company maintains the following best pay and governance practices:

•	A significant majority of pay is performance-based or variable (approximately 82% for the CEO and 69% for the other executives)

•	Realizable pay for the CEO is below the 50th percentile of our peer group companies for the most recent three-year period

•	Pay is aligned with the market of peer group companies in the hospitality industry and companies with franchise business models

•	50% of annual long-term incentive awards for all NEOs were made up of PVRSUs

•	Pay design features are aimed at risk mitigation and ensuring that pay plans do not create material risks

•	Clawback policy requires recoupment of bonus and long-term incentive compensation paid in the event of certain subsequently restated financials

•	Guidelines require stock ownership by executives at a targeted multiple of pay

•	Policies generally restrict hedging and pledging

•	Pay plans include best practice provisions, such as:

◦	No excise tax gross-ups on severance and change-in-control benefits

◦	No single-trigger vesting of equity awards on a change in control

◦	Dividends are paid on PVRSUs only to the extent the awards vest

•	Independent Compensation and Management Development Committee makes pay decisions and is advised by an independent compensation consultant

We value feedback from our shareholders, and we continue to consider shareholder input and market best practices as we design and review our executive pay program to ensure it is appropriate for Choice Hotels and our long-term strategy, and is in the best interests of shareholders.

Yours sincerely,
Ervin R. Shames
Chair, Compensation and Management Development Committee
Lead Independent Director

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation philosophy, summarizes the principles of our executive compensation program and analyzes our pay decisions for 2017. It also provides context for the data we present in the compensation tables below.
For purposes of this CD&A and the compensation tables, our NEOs for 2017 are:

Name	Title
Patrick S. Pacious	President and Chief Executive Officer ("CEO")
Dominic Dragisich**	Chief Financial Officer ("Principal Financial Officer")
David A. Pepper	Chief Development Officer ("CDO")
Simone Wu	Senior Vice President, General Counsel, Corporate Secretary & External Affairs
Patrick Cimerola	Chief Human Resources Officer ("CHRO")

Stephen P. Joyce*	Former Chief Executive Officer
Scott E. Oaksmith	Senior Vice President, Finance and Chief Accounting Officer (Interim Principal Financial Officer)
*As previously disclosed by the Company in its public filings, Mr. Joyce ceased serving as an executive officer and his employment with the Company ended on September 11, 2017. However, Mr. Joyce is considered an NEO for 2017 under SEC rules.
**Mr. Dominic Dragisich was appointed Chief Financial Officer effective March 6, 2017. Prior to that appointment, Scott Oaksmith served as interim principal financial officer.

EXECUTIVE SUMMARY
Choice is committed to delivering shareholder value. The core principle of our executive compensation program is pay for performance, which guides our executive compensation decisions. Choice uses a combination of fixed and variable compensation to incentivize and reward strong performance and to align the interests of our executives with those of the Company’s shareholders. This executive summary provides an overview of our governance practices, 2017 Company performance, pay-for-performance alignment, incentive compensation framework, targeted total direct compensation, and say-on-pay feedback from shareholders.

Pay and Governance Practices

The Company has the following pay and governance practices that reinforce the soundness of our compensation programs:

2017 Company Performance
The Company delivered strong financial and operational performance in 2017. We believe our pay-for-performance philosophy, key strategic efforts and a stable economic environment were primary drivers of our success. Our performance reflects the strength of our executive team and employees and their ability to successfully manage a complex and dynamic business. 2017 highlights include:

Compensation-Related Performance
Our focus on key brand and operational initiatives within a stable business environment enabled us to achieve the following performance goals that were specifically linked to executive compensation:

•
Operating Income: Achieved operating income of $264.4 million ($282.8 million as adjusted by the Committee for certain items as discussed on page 40), exceeding our 2017 corporate operating income target and resulting in a 15.1% increase over 2016 operating income, as adjusted by the Committee for certain items.

•	Market Share: Achieved 135 basis points above industry average, against a goal of 68 basis points above industry average.

•	Likelihood-to-Recommend (LTR): Achieved a score of 8.63 - 8.68 against the LTR goal of 8.33 - 8.66.

•
Franchise Contract Value and Executed Franchise Contracts (in relation to Mr. Pepper's compensation): Exceeded our target franchise contract value at 134% against our 2017 franchise contract value goal and significantly overachieved at 704 executed domestic franchise contracts against our 2017 goal of 670 contracts. Franchise contract value reflects investment in the Choice pipeline and is a positive indicator for our franchises and for our shareholders.

•	Acquisition: Announced acquisition of WoodSpring Hotels on December 18, 2017 and closed on February 1, 2018.
As a result, short-term incentive payouts to our executives were 2% above target, based on operating income achievement at target, and market share and LTR achievement above target. Mr. Pepper's short-term incentive payout exceeded the target for franchise contract value and for number of executed franchise contracts. See “Short-Term Incentive Compensation” below for more details.

CEO Compensation and Pay-for-Performance Alignment

Each year, the Committee evaluates our CEO’s compensation relative to Company performance. The following graph shows the relationship of our CEO’s realizable pay (including actual total cash compensation and the realizable value of equity awards granted during the three-year period valued at December 31, 2017) and our cumulative shareholder return for the last three years relative to our 2017 peer group companies (see "Compensation Competitive Analysis" below). As illustrated, total shareholder return ("TSR") and the Company's CEO pay are aligned within the band relative to the peer group. Note that the Company's CEO compensation is calculated based on the compensation paid to our former CEO for the two preceding years and for our current CEO on an annualized basis.

*The Cumulative Total Shareholder Return numbers assume that the value of the investment in the Company's Common Stock was $100 on December 31, 2014 and track the investment through December 31, 2017.
**Based on availability of information, the above chart uses the time period of 2015 – 2017 for the Company and 2014 – 2016 for the peer group.
*** Host Hotels & Resorts Inc's Chief Executive Officer, Mr. Risoleo, began the role effective January 2017 and is thus excluded from this realizable analysis.
**** Wendy's Co's Chief Executive Officer, Mr. Penegor, began the role effective May 2016 and is thus excluded from this realizable analysis.

The Committee also assesses the pay positioning of our NEOs as a whole. We have found that the NEO pay rankings align with our one- and three-year TSR percentile rankings as set forth below.

Performance Period	Choice TSR Performance	Choice’s TSR Percentile Rank Among 2017 Peer Group
One-Year	40%	57%
Three-Year	13%	31%

Prior CEO Compensation

On September 11, 2017, Stephen Joyce stepped down after nearly ten years as our CEO and was replaced by Patrick Pacious, who had most recently served as the Company’s President and Chief Operating Officer.

The appointment of Mr. Pacious as President and CEO was the culmination of a thoughtful, deliberate, long-term succession planning process, focused on maintaining leadership continuity, while driving new ideas that result in continued positive business growth now and into the future. Mr. Joyce collaborated with the Board over the last several years to identify and prepare his successor. The Board and Mr. Joyce identified Mr. Pacious as the right person to lead Choice into the future.
The Company made the leadership change at a time best aligned with the needs of the business instead of at the time of the expiration of Mr. Joyce's employment contract in April 2018. As a result, the Board accelerated the vesting of Mr. Joyce's long-term incentive awards, including PVRSUs, RSs and options, and provided for an annual bonus, all of which would have been due had Mr. Joyce completed his term in April 2018. This amendment to Mr. Joyce's employment contract also reinforced collaboration between the outgoing and incoming CEO, and ensured that Mr. Joyce would be treated fairly.

For a discussion of payments in connection with Mr. Joyce's termination please see Potential Payments upon Termination or Change in Control on page 63.

For purposes of this document, "CEO" refers to Mr. Pacious unless otherwise stated.
2017 Actual Compensation Realized - CEO and Former CEO

The supplemental table below sets forth what we refer to as total actual compensation realized by Messrs. Pacious and Joyce during 2017. Mr. Joyce served as CEO for the period from January 1, 2017, until September 11, 2017, during which time Mr. Pacious served as President and Chief Operating Officer. Mr. Pacious assumed the role of CEO on September 12, 2017. This table is not a substitute for the Summary Compensation Table below. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the Summary Compensation Table. The principal differences between the tables are that the table below does not include “Change in Pension Value” or “All Other Compensation” and reports the actual value realized on equity compensation, including exercises of stock options granted in prior years, during the year in lieu of the grant date fair market value of awards that were granted in that year. For additional information regarding 2017 targeted compensation for Messrs. Pacious and Joyce during their respective periods of service as CEO, see Fiscal Year Compensation below.

Name	Salary(1)	Annual Incentive Award(2)	Long-Term Incentive Plan Performance Award Payout(3)	Equity Compensation		Total Actual Compensation Realized
				Stock Option Exercises (4)	Stock Award Vesting(5)

Patrick Pacious	$793,269	$707,327	$—	$707,651	$1,825,144	$4,033,391
Stephen Joyce	$961,500	$1,085,526	$—	$3,525,756	$3,585,181	$9,157,963

1.
The Board set Mr. Pacious’ annual base salary at $925,000 upon his promotion to CEO. Mr. Joyce’s annual base salary was $1,130,000, however, his realized salary was less due to his September 11, 2017 termination date. Mr. Joyce's realized salary includes payout of terminal paid time off benefits of $130,385.

2.	Represents the 2016 Management Incentive Plan payments made in 2017.

3.	There were no PVRSU grants that vested in 2017.

4.	Amount based on the actual realized value of stock options exercised in 2017.

5.	Amount based on the fair market value of restricted stock that vested during 2017.

2017 Incentive Compensation Framework

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement of performance metrics we believe drive shareholder value. In rewarding executives, the Company provides direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to shareholder value. Our performance measurement framework for incentive based pay for our NEOs is summarized below.
*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.
**Mr. Oaksmith's long-term incentive was made up of restricted stock and PVRSU.

2017 Targeted Total Direct Compensation Mix

The charts below show the mix of targeted total direct compensation (“TDC”) (base salary, target annual incentive and target long-term incentive) for the CEO and other NEOs in 2017. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 82%) for our CEO and on average 69% for our other NEOs is variable or performance-based annual and long-term incentives.

2017 Targeted Total Direct Compensation*
*The CEO pie chart excludes Mr. Joyce due to his departure in September 2017 and the Other NEOs pie chart excludes Mr. Oaksmith as he completed his interim duties in March 2017.

The Committee determined, based on market data and advice from its independent compensation consultant, Mercer, that the appropriate targeted TDC for our CEO in 2017 was $5,318,750 (base salary: $925,000 target annual incentive: $1,387,500 and target long-term incentive: $3,006,250. As shown below, Mr. Pacious’ actual TDC $3,881,614 was significantly lower than targeted TDC due to serving as CEO for only a portion of the year. Mr. Pacious became CEO on September 12, 2017.

CEO Total Direct Compensation
	Target	Actual
Salary	$925,000	$793,269
Annual Incentive	$1,387,500	$961,210
Long-Term Incentive	$3,006,250	$2,127,135
Total	$5,318,750	$3,881,614

Say-on-Pay Feedback from Shareholders

We conduct an annual shareholder advisory vote on the compensation of our executive officers. In 2017, 99% of cast votes were in favor of this proposal. In addition, 94% of votes were cast in favor of an annual frequency for say-on-pay voting, and the Company will continue holding annual advisory votes on compensation.

The Committee considers the results of the advisory vote during its annual review of executive compensation. Given the significant level of shareholder support, the Committee concluded that our compensation program continues to provide a competitive pay-for-performance alignment that incentivizes our NEOs to maximize shareholder value and encourages long-term retention.

The Company reaches out to its largest shareholders each year regarding compensation, as well as governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future NEO compensation decisions.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

Our executive compensation program and pay decisions are based on the following philosophy established by the Committee:

Emphasize pay for performance, pay competitively and focus on long-term shareholder value creation.

•
Emphasize Pay for Performance by aligning incentives with short- and long-term strategic objectives. We reward executives who achieve or exceed Company and individual objectives that are designed to drive the organization to execute on our strategy and deliver value to shareholders.

•
Pay Competitively by ensuring TDC for each executive is aligned with the appropriate competitive market. The compensation opportunity is designed to be competitive with other corporations of similar complexity and global scale in terms of system-wide revenue and market capitalization. Because the executive team is responsible for managing in an extensive system-wide gross room revenue and rapidly changing distribution and e-business environment, paying competitively to similarly complex organizations is of critical importance to recruiting and retaining strong talent.

•
Focus on Long-Term Shareholder Value by linking executive pay opportunity to the Company's share value. This fosters the long-term focus required for premier performance in the hospitality industry and encourages continued investment in growth. The Company believes that shareholder value will increase through continued growth in the core business, investments in growth opportunities beyond the core, optimization of balance sheet debt levels and risk-adjusted returns of excess capital to shareholders. The execution of this strategy will be achieved through Choice's strong cultural values which drive results through leadership, performance excellence and enterprise-wide accountability.

Compensation Objectives

The Committee considers the following objectives in making compensation decisions for our NEOs and other executives:

Objective	Description
Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth	Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leverage core competencies and / or add to our franchising business model
Competitive Pay
Assure that compensation relates to performance relative to companies of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the relationship between internal executive pay levels is appropriate
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages extensive system-wide gross room revenues in a rapidly changing, disruptive distribution environment

COMPENSATION COMPETITIVE ANALYSIS
The Committee considers many factors in determining NEO compensation, including the following:

•	Company culture and philosophy

•	Historical performance of the individual and executive team

•	Importance of the executive’s role in the execution of the Company’s short- and long-term strategic objectives

•	Executive compensation market trends of peer companies in the hospitality, franchise and other related market sectors.

The Committee reviews competitive market data of companies with which we compete in business and/or for talent. Specifically, the Committee reviews data from companies with
1. Revenue comparability (considering franchise system-wide gross room revenue)

2. Business complexity
3. International presence
4. Status as a peer amongst peers (a leader to peers)
5. Franchising focus
6. Technology focus

Technology focus is particularly relevant to our business as we seek to drive business through our distribution channels thus strengthening our propriety contribution and the value of our brands. This market data gives the Committee insight into the range of compensation in the competitive market and a general understanding of marketplace compensation practices and policies. However, the Committee does not use comparative market data to “benchmark” the amount of total compensation or any specific element of compensation.

2017 Peer Group

Choice reevaluates its peer group annually with Mercer's assistance. In 2015, to better reflect the complexity of Choice's business, Mercer assisted the Committee with revising the peer group. For 2016 and 2017, Choice's peer group was updated to reflect market transactions including company mergers. TripAdvisor, Inc. was added to the peer group for 2016 and The Wendy's Company and Vail Resorts, Inc. were added to the peer group for 2017. The Committee believes that this peer group, consisting of a diverse set of companies, including those with a technology focus, suitably matches the Company's increasingly complex business model and business mix, and exemplifies the incentives that the Company plans to use in driving future performance outcomes. Information from the peer group is used as a general reference in evaluating the Company's compensation practices.

*The Wendy's Company and Vail Resorts Inc. were added to the peer group for 2017.
** Given earlier acquisitions, Strategic Hotels and Orbitz were removed from the peer group for 2017 compensation decisions. Even though subsequently acquired, Starwood was included in the peer group for 2017 compensation decisions but will not be included for 2018 decisions.

2017 COMPENSATION
The Company’s executive compensation program consists of four primary components: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other benefits. The table below summarizes the elements of our incentive compensation program.

Incentive Program	Description	Key Features
Short-Term Incentive (Cash)	Motivates and rewards executives for achievement of Company annual financial and operational goals and/or other strategic objectives measured over the fiscal year.	Cash incentive based on achieving annual operating income, market share, LTR and individual performance goals. Total potential payout ranges from 0% - 200% of target.
Long-Term Incentive (Equity)
Through a combination of equity vehicles, creates linkage to share value appreciation and alignment with shareholders.

Motivates and rewards executives for sustaining long-term financial and operational performance that increases the value of our brands and shareholder value.

Encourages continued employment through multi-year overlapping vesting periods.

Share ownership and holding requirements align the financial interests of our executives with the financial interests of our shareholders.

Grants may vary from annual guidelines based on several factors including, among other things, individual performance, retention, competitive market, and strategic alignment.

Stock Options: Option awards vest ratably over 4 years and expire 7 years from the grant date. The exercise price is equal to the closing price of Choice Common Stock on the date of grant.

RSs: Service-based Restricted Stock (“RS”) generally vests 25% per year over 4 years.

PVRSUs: PVRSU grants focus executives on achieving specific targeted objectives. PVRSUs are payable in stock and vest based on the achievement of performance goals over a 3-year period.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive to attract and retain highly qualified executives. The table below reflects the change in each NEO’s salary from 2016 to 2017:

NEO	2017 Increase	Base Salary as of 12/31/17 ($)
Pacious	32.1%	925,000
Pepper	3.0%	503,930
Wu	10.6%	470,000
Cimerola	14.3%	400,000
Joyce	9.7%	1,130,000
Oaksmith	3.0%	334,750
The Committee believes that each of these increases was consistent with the performance results the executive delivered to Choice as well as the competitive environment for executive talent as follows:

•	Mr. Pacious' salary was increased in recognition of his promotion to President and CEO.

•
Mr. Cimerola's 14.3% increase reflects his performance and the Company's view on the criticality of talent in driving the Company's financial and strategic objectives as well as the ongoing preparation of the next generation of leaders.

•	Mr. Joyce's 9.7% increase and Ms. Wu's 10.6% increase were primarily reflective of competitive positioning in the industry.

•	Mr. Dragisich is not included in this table since he was hired in 2017.

Short-Term Incentive Compensation

The Company previously established the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the “EICP”), an umbrella plan establishing the maximum performance-based incentive payout for tax purposes. The Company's Management Incentive Plan (“MIP”) is a cash bonus program through which operating and individual objectives are set.

The Company's Recoupment Policy (the “Clawback Policy”) gives the Committee the right to require the Company’s senior executives, including the NEOs, to pay back previously distributed incentive compensation in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.

Short-Term Incentive Target Opportunities
Under these plans, each NEO has a target incentive opportunity equal to a percentage of the NEO’s base salary. The target percentage remained the same compared to 2016 for all NEOs other than Mr. Pacious, Mr. Joyce and Mr. Oaksmith. For Mr. Pacious, the percentage change (from 100% to 150%) reflected his promotion to President and CEO and is in line with the target market. For Mr. Joyce, the change from 100% to 160% reflected the target market for the CEO position. For Mr. Oaksmith, the change from 40% to 50% reflected his increased responsibility in the interim principal financial officer role.
The threshold, target and maximum incentive levels for each of the NEOs for 2017 were:

Bonus as a Percentage of Salary

NEO	Threshold	Target	Maximum
Pacious	75.0%	150.0%	300.0%
Dragisich	35.0%	70.0%	140.0%
Pepper	48.4%	65.0%	238.1%
Wu	25.0%	50.0%	100.0%
Cimerola	25.0%	50.0%	100.0%
Joyce	80.0%	160.0%	320.0%
Oaksmith	25.0%	50.0%	100.0%

Short-Term Incentive Performance Goals

Performance Metric	Why Goal is Used
Operating Income	Operating income heightens the focus on driving profitable operational revenue growth.
Market Share
Market share is the primary measure of how the Company is performing against competitors in growing our system size as well as our growth relative to our competitive index. Increasing market share drives financial performance.

Likelihood to Recommend (LTR)
LTR is the primary measure of customer satisfaction. LTR demonstrates value to our customers and allows us to demonstrate the value proposition of our brands to our franchisees to sell more franchises.

Individual Performance	Individual performance goals allow us to measure performance against strategic goals and departmental objectives of the executive and the executive's team.
Executed Franchise Agreements	Executed franchise agreements is the primary measure of growth of the Choice system size and market share.
Franchise Contract Value	Franchise contract value drives the value to the Company over the term of each new franchise contract which impacts operating income today and in the future.

Performance Measure Weightings
NEO	Operating Income	Market Share	Likelihood to Recommend (LTR)	Individual Performance	Executed Franchise Agreements	Franchise Contract Value
Pacious*	80%	10%	10%
Dragisich	70%	10%	10%	10%
Pepper					70%	30%
Wu	70%	10%	10%	10%
Cimerola	70%	10%	10%	10%
Joyce	80%	10%	10%
Oaksmith	60%			40%
*For the portion of the year prior to assuming the CEO role, Mr. Pacious' performance measure weightings were: 70% operating income; 10% market share; 10% LTR; and 10% individual performance.
Operating Income
In February 2017, Mr. Joyce recommended, and the Committee approved, using operating income of $282.7 million as a performance metric target for the annual incentive plan. The 2017 MIP was structured to pay the target bonus for each NEO upon achievement of the operating income target for the year and to pay a corresponding percentage of the target incentive for operating income performance above or below the target. For purposes of our incentive compensation, operating income is calculated in accordance with generally accepted accounting principles ("GAAP"), then adjusted by the Committee based on approved exceptions, as noted below.
Because the operating income objective was the most heavily weighted factor for determining the actual MIP payout, the level of achievement against the operating income target relative to the NEO's target incentive opportunity was the primary driver of their annual incentive payout for the year. This is true for all NEOs other than Mr. Pepper, whose MIP payout is based primarily on the number of executed franchise contracts and the cumulative franchise contract value of these contracts, leveraged by operating income.
Operating Income Results
The Company achieved operating income of $264.4 million in 2017. Under the MIP, operating income achievement may be adjusted at the discretion of the Committee for certain non-recurring items. After the adjustments discussed below, operating income for purposes of determining 2017 incentives was $282.8 million. The resulting payout was 100% of the target.
Operating Income Adjustments
In December 2017, the Committee approved three adjustments in calculating operating income for purposes of 2017 MIP. Operating income was increased by $3.4 million and $3.0 million related to mark-to-market gains from non-qualified deferred compensation plan assets resulting from financial market performance outside of management's control and merger and acquisition related due diligence and transaction costs in excess of the estimates included in the Company's 2017 MIP target, respectively. Operating income was decreased by $1.1 million for impairment of leasehold intangibles related to an office building in Columbus, OH owned by the Company. Furthermore, the

Committee approved excluding the mark-to-market gains or losses from non-qualified deferred compensation plan assets as a standing MIP adjustment for 2018 and future years.
In addition, in December 2008, the Committee approved standing MIP adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations.” For 2017, the benefit to operating income attributable to the MIP standing adjustments was approximately $13.0 million. The majority of these charges relate to the acceleration of the Company’s CEO transition plan. For a more detailed discussion of the CEO transition, see the Prior CEO Compensation section above or Potential Payments Upon Termination or Change of Control section below.
Market Share and LTR
For 2017, the NEOs (other than Mr. Pepper and Mr. Oaksmith as discussed below) and other senior executives received two shared performance objectives associated with goals related to the Company’s market share and LTR (likelihood to recommend) ratings of the Company’s hotel portfolio. These objectives were also used in prior years and are a reflection of overall performance of the Company. Mr. Pacious' and Mr. Joyce’s performance objectives for 2017 consisted exclusively of the executive team’s shared objectives. For the other NEOs (other than Mr. Pepper and Mr. Oaksmith), the shared objectives were accompanied by specific individual or department objectives.
For 2017 annual incentive payments, the shared objectives related to:

•	Market share: Market share achievement was measured versus the projected total lodging industry supply growth.

•	LTR: LTR for equity brands was measured as the average ratings provided on the 10-point scale via the Guest Insight Systems survey administered by a third-party vendor.
Performance in 2017 against operating income, market share and LTR is captured in the chart below:

Criteria	Operating Income	Market Share*	Likelihood to Recommend (LTR)
Target	$282.7M	Grow domestic unit market share by +68 basis points in comparison to industry growth	8.33 - 8.66
Actual	$282.8M as adjusted	2.59% net unit growth for Choice vs. 1.24% net unit growth for the U.S.	8.63 - 8.68
Achievement	100%	Over-performed; +135 basis points faster than the industry average	Above plan on average
Payout Percentage	100%	115%	105%
*To arrive at market share for the Company and industry, Choice calculates the net number of hotel properties added to the Choice Hotels system at year-end 2017 compared to the total number of units at year-end 2016 as reported in the Choice Hotels Inns & Operating Report and the total number of open hotel units in the U.S. at year-end December 2017 versus the reported number of open units at year-end December 2016 as measured by the third-party firm Smith Travel Research.
Individual / Department Performance
For Mr. Dragisich, Mr. Cimerola, Mr. Oaksmith and Ms. Wu, a component of their short-term payout reflects individual and / or department objectives and their short-term incentive may be adjusted based on an assessment of their performance against pre-determined individual and / or department objectives. These performance objectives, where applicable, are based in part on a qualitative evaluation of performance, but also include quantifiable measures such as RevPAR (revenue per available room)

improvement, CRS (central reservation system) contribution, Choice Privileges contribution, corporate room nights, or other relevant measures.
Performance objectives are determined at the beginning of the year based on the role of the individual in the organization and each component is assigned a weighting. The Committee assesses performance against objectives and assigns payouts.

Short-Term Incentive Payouts
The following table details the weightings and 2017 payouts attributed to each performance measure for each NEO.

NEO	Operating Income ($)		Market Share ($)		Likelihood to Recommend (LTR) ($)		Individual /Department Objectives ($)		Franchise Agreements / Franchise Contract Value ($)
Pacious*	80%	701,850	10%	108,371	10%	98,948	—%	52,041	—%	—
Dragisich	70%	196,000	10%	32,200	10%	29,400	10%	28,000	—%	—
Pepper **	—%	—	—%	—	—%	—	—%	—	100%	585,433
Wu	70%	164,025	10%	26,947	10%	24,604	10%	23,432	—%	—
Cimerola	70%	139,473	10%	22,913	10%	20,921	10%	19,925
Joyce	80%	1,446,400	10%	207,920	10%	189,840	—%	—	—%	—
Oaksmith	60%	85,909	—%	—	—%	—	40%	64,431	—%	—

* For the period prior to assuming the role of CEO, Mr. Pacious' performance weightings included 10% individual / department objectives.
* Mr. Pepper's short-term incentive payout was 70% weighted based on achievement of executed franchise sales contracts in 2017; subject to operating income leverage up to the target incentive opportunity; and 30% weighted based on franchise contract values; see further description below.

Franchise Agreements and Franchise Contract Value - Pepper
Mr. Pepper is covered under an Executive Sales MIP intended to drive high-value franchise contract sales. The plan was designed to deliver his target MIP payment (65% of base salary) upon achievement of a targeted number of executed franchise agreements and aggregate franchise contract value during 2017. The amount payable under the MIP is leveraged to increase performance payout for results above the sales targets and decrease payout for results below the sales targets. The target payout may be further adjusted up or down based on overall Company operating income performance, similar to the other executive officers.

The Company is not disclosing the executed franchise agreements and the cumulative franchise contract value targets because we believe such disclosure would cause us competitive harm. As a franchise company focused on growing our brands in a very competitive market, revealing targets and comparing them year over year would give competitors great insight into the Company’s growth strategy.

During 2017, the development team, under the leadership of Mr. Pepper, delivered 704 executed "domestic" franchise agreements covering the U.S., the Caribbean, and for certain brands, Canada, against a goal of 670 executed contracts. Further, within the franchise agreement goal, Mr.

Pepper had minimum goals for certain Choice brands. Mr. Pepper over delivered on total franchise contract value at 134% against our 2017 plan franchise contract value goal. Mr. Pepper's actual incentive is also leveraged based on the Company's operating income performance (100%). Based on overall achievement, Mr. Pepper earned a total short-term incentive payment of $585,433.

Long-Term Incentive Compensation

Long-term equity incentive compensation is the largest component of total compensation for our NEOs. Linking the greatest portion of total compensation to long-term objectives aligns executives’ interests with the interests of shareholders. Also, the Committee believes this strategy focuses executives on addressing the potential risks facing the business through managing with a long-term perspective. To strengthen the tie between executive compensation and the Company’s performance, each executive’s targeted and actual pay mix may vary by position, with those having a greater impact on performance / operations generally having more pay at risk in the form of long-term incentives.
To further enhance our performance-based pay, for 2017 50% of annual long-term incentive awards for all NEOs were made up of PVRSUs.

Long-Term Incentive Target Opportunity
For all NEOs other than Mr. Oaksmith, the Committee approved awards of PVRSUs, stock options and service-based RS, at 50%, 25% and 25% of the total value of the grant, respectively. This mix provides 75% performance-based alignment through stock options and PVRSUs. The RS ensures that 25% of the award is focused on retention. For Mr. Oaksmith, the Committee approved an award of PVRSU and RS; stock options were not awarded under his LTI program because the percentage of at-risk compensation is lower for his executive level.
Equity Grant Policies
The value of the long-term incentive opportunity granted to each NEO in 2017 was determined based on an established multiple of the NEO’s base salary. Each NEO’s multiple was established based on a combination of the executive's performance, the criticality of the role within the organization in achieving the long-term strategic plan of the organization and the competitive market.

The Committee uses discretion to determine the value of the equity award to be granted within a target range. The following table sets forth the equity award grant value and base salary for each NEO as of December 31, 2017:

NEO	Base Salary ($)	Target Range Grant Value Multiple as a Percentage of Salary	2017 Equity Award Grant Date Fair Value ($)
Pacious*	925,000	260% - 390%	2,127,135
Dragisich*	400,000	120% - 180%	1,250,152
Pepper*	503,930	120% - 180%	1,006,009
Wu	470,000	100% - 150%	587,545
Cimerola*	400,000	100% - 150%	570,101
Joyce	1,130,000	288% - 432%	4,067,889
Oaksmith	334,750	25% - 75%	200,014
* The 2017 Equity Award Grant Date Fair Value includes an additional one-time grant described under the "Strategic Stretch Objective and One-Time Grants - 2017" section.
Mr. Pacious' target range award value for 2017 compensation increased from 160% - 240% to 260% - 390% in conjunction with Mr. Pacious' promotion to CEO.

Long-Term Incentive Grant
After reviewing the target range for each executive, Mr. Joyce recommended that each of the NEOs (other than himself) should receive 2017 equity awards valued at or above the midpoint level of the range of potential grant values for each type of award. He recommended this to achieve the targeted level of total compensation and align the leadership team's interests with long-term growth.
The following chart shows the actual PVRSUs, stock options and RS granted to each NEO as part of the Company’s annual equity grant process:

Name	# of Options (1)		# of PVRSU (2)		# of Restricted Stock (3)
	Grant Based on Black Scholes of		Grant Based on FMV of		Grant Based on FMV of		TOTAL GRANT*
	$10.76		$60.50		$60.50
							Value ($)
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Pacious, Patrick S	49,228	531,698	17,492	1,063,584	8,747	531,853	2,127,135
Dragisich, Dominic	13,275	150,008	8,837	550,103	8,836	550,041	1,250,152
Pepper, David A	17,561	188,956	10,381	628,051	3,124	189,002	1,006,009
Wu, Simone	13,649	146,863	4,856	293,788	2,428	146,894	587,545
Cimerola, Patrick	7,434	79,990	2,645	160,023	5,456	330,088	570,101
Joyce, Stephen P	94,505	1,016,874	33,620	2,034,010	16,810	1,017,005	4,067,889
Oaksmith, Scott	—	—	1,653	100,007	1,653	100,007	200,014

(1) Mr. Pacious received two Option grants in 2017: 39,203 shares at a Black Scholes value of $10.76 on February 24, 2017 and 10,025 shares at a Black Scholes value of $10.96 on September 14, 2017. Mr. Dragisich's award was granted on March 6, 2017 and valued at a Black Scholes value of $11.30.
(2) Mr. Pacious received two PVRSU grants in 2017: 13,947 shares at a FMV of $60.50 on February 24, 2017 and 3,545 shares at a FMV of $62.00 on September 14, 2017. Mr. Dragisich's PVRSUs were granted on March 6, 2017 at a fair market value of $62.25.
(3) Mr. Pacious received two RS grants in 2017: 6,974 shares at a FMV of $60.50 on February 24, 2017 and 1,773 shares at a FMV of $62.00 on September 14, 2017. Mr. Dragisich's RS awards were granted on March 6, 2017 at a fair market value of $62.25.

*For additional information on equity award values for each NEO in 2017, see the Grants of Plan-Based Awards Table.

The number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.

Strategic Stretch Objective and One-Time Grants - 2017
We leverage long-term targeted strategic performance awards, or "strategic stretch objective grants", to drive our strategic business outcomes. The underlying targets set for each of the grants focused on strategic and financial goals and objectives related to a stretch over and above our five-year plan. The value attributed to each year of the performance period underlying strategic stretch objective grants is considered when reviewing the total direct compensation for each executive.
The following strategic stretch objective grants were made in 2017:
On March 6, 2017 Mr. Dragisich was awarded a strategic stretch objective PVRSU grant of $250,000 focused on three-year long term strategic and finance goals and objectives.
On February 24, 2017, Mr. Pepper was awarded a strategic stretch objective PVRSU grant of $250,000 focused on three-year long term strategic and finance goals and objectives.

The following one-time grants were made in 2017:
On March 6, 2017, Mr. Dragisich was awarded a one-time RS grant of $400,000 in connection with his hiring as the Company's CFO. These shares promote retention and will vest 100% on the third anniversary of the grant date.
On February 24, 2017, Mr. Cimerola was awarded a one-time RS grant of $250,000 in recognition of his contributions while serving as Chief Human Resources Officer. These shares promote retention and will vest 100% on the third anniversary of the grant date.
On September 14, 2017, Mr. Pacious was awarded one-time PVRSU, RS and stock option grants in the amount of $219,790, $109,926, and $109,874, respectively as a true-up to his compensation in connection with his promotion to CEO.

Grants - PVRSUs
In relation to PVRSUs previously awarded under the long-term incentive program, performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that actually vest during any performance period may range from 0% to 200% of the initial grant, based on cumulative EPS performance as compared to targeted EPS for the period as well as certain other measures. The charts below provide the performance achievement levels and the corresponding vesting percent at that achievement level.

Grants - 2017, 2016 and 2015 PVRSU Grants (For 2017, all NEOs; for 2016 and 2015, all NEOs except Mr. Oaksmith and Mr. Dragisich)
The chart below provides the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%
The February 2017 PVRSUs granted to all NEOs cover the three year performance period of 2017 through 2019 and will vest, if earned, on February 24, 2020. Mr. Dragisich's March 2017 PVRSU grants are based on the three year performance period of 2017 through 2019 and will vest, if earned, on March 6, 2020. Mr. Pacious' September 2017 PVRSU grant is based on the two and a one-half year performance period of July 2017 through December 2019 and will vest, if earned, on January 1, 2020.
The 2016 PVRSUs granted to all NEOs other than Mr. Oaksmith and Mr. Dragisich cover the performance period of 2016 through 2018 and will vest, if earned, on February 26, 2019, except for Mr. Pacious' May 19, 2016 grant which vests 50% on January 1, 2019 and 50% on January 1, 2020.
The 2015 PVRSUs granted to all NEOs other than Mr Oaksmith and Mr. Dragisich cover the performance period of 2015 through 2017 and vested at 100% on February 27, 2018.

Grants - Pepper 2015 PVRSU

In addition to the PVRSU grants awarded to the NEOs in February, the Company granted a PVRSU in May 2015 to Mr. Pepper in connection with his promotion to Chief Development Officer. This PVRSU grant was focused on achieving certain strategic objectives related to cumulative sales growth for the performance period of 2015 through 2017 and will vest, if earned, on January 2, 2019.
The chart below provides the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.
Pepper May 2015 PVRSU (2015-2017, vesting in 2019)

As of December 31, 2017, performance conditions on this grant were met at 100%.

Long-Term Incentive Performance Results
Performance Results - PVRSUs Vested in 2017
Mr. Pepper's 2014 PVRSU I and PVRSU II grants for the performance period 2014 - 2016 were scheduled to vest in March 2017. The minimum threshold goal, in excess of 7% three-year compounded annual growth rate for PVRSU I in relation to royalties, was significantly exceeded, and PVRSU I vested with 175% leveraging. The minimum threshold goal, of 6,000 rooms open and operating as of December 31, 2016 in relation to Cambria Suites, was not met for PVRSU II, so no PVRSUs vested for that grant.
Performance Results - PVRSUs Vested in 2018
PVRSUs granted in February 2015 to all NEOs, other than Mr. Oaksmith and Mr. Dragisich, paid out at target as a result of meeting cumulative EPS goals for the performance period 2015 - 2017. The cumulative EPS target was $7.64 for the performance period 2015 - 2017.
The actual three-year cumulative EPS applicable to these PVRSUs was $7.70, reflecting 100.8% of target and a payout of 100% of target. These awards vested on February 27, 2018.

OTHER BENEFIT PROGRAMS AND POLICIES
Other Executive Benefits

Perquisite Allowance
The Company maintains a Flexible Perquisites Plan to enhance our ability to recruit and retain key executives. The plan design and prevalence of benefits are reviewed annually against our peer group and are consistent with market practice within the peer group.
Under the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount that may be used by the executive officer for reimbursement for any of the following benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care and fitness expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization and scope of responsibilities. These reimbursements represent taxable income to the executive. The executive is responsible for paying any associated tax on amounts reimbursed under the Flexible Perquisites Plan and no tax gross-up is provided. If an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, any remaining allowance is forfeited and cannot be carried forward to the next year. We believe the Company's cost to provide this Plan is minimal compared to the recruitment and retention value the program offers in competing for talent.
In 2017, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below. For actual amounts reimbursed to each NEO, see the All Other Compensation column of the Summary Compensation Table.

Pacious*	$20,594
Dragisich	$15,000
Pepper	$15,000
Wu	$15,000
Cimerola	$15,000
Joyce	$31,800
Oaksmith	$8,000
*Prorated for assumption of CEO role as of September 12, 2017.

Stay at Choice and Other Benefits

Through the Stay at Choice program, the Company seeks to further our senior executives' use of our hotels when traveling on personal matters. The Company offers officers and directors reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. There is no limit on an executive’s use of this plan during the year as they are a valuable source of input and feedback with regard to the value and consistency of our product. The Company pays the tax and gross-up associated with reimbursements under the Stay at Choice program.

Under his employment agreement, Mr. Joyce was eligible for the personal use of the Company aircraft for up to 40 flight hours per year. The Company does not provide a tax gross-up on this benefit.

The Company has historically reimbursed certain executives for the cost associated with an annual executive physical and an executive individual life insurance policy with coverage in the amount of $1,000,000. Premiums on the life insurance policy are added to each executive’s taxable income for the year. Effective January 1, 2018, the Company is eliminating these perquisites for incoming executives.
For the aggregate cost to the Company of each of the perquisites or other benefits described above, see the All Other Compensation column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

NEOs are eligible to defer their base salary, annual cash incentive and long-term incentive plan distribution. Deferrals are always 100% vested. The non-qualified plan provides the NEOs with a long-term capital accumulation opportunity through a range of investment opportunities designed to comply with section 409A of the Internal Revenue Code (the "Code").
We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement and that non-qualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.
For more information on these plans, see the All Other Compensation column of the Summary Compensation Table below, and the Non-Qualified Deferred Compensation Table below.

Executive Share Ownership and Holding Requirements

Our Executive Share Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and promote our longstanding commitment to sound corporate governance.
Under the guidelines, each NEO must attain ownership of qualifying shares with a market value equal to a multiple of the executive’s then-current base salary within five years after first becoming a covered executive.
As of December 31, 2017, each then employed NEO holds more than the required share ownership. While Mr. Joyce was CEO, he too held more than his required level of share ownership.
The chart below details the required market value for each category of executive officer:

Category	Required Ownership as a Multiple of Salary	Actual Ownership as a Multiple of Salary
Chief Executive Officer - Pacious	5.0x	16.0x
Category 1 - Dragisich	3.0x	3.4x
Category 2 - Pepper	2.0x	17.3x
Category 2 - Wu	2.0x	4.9x
Category 2 - Cimerola	2.0x	7.8x
Category 3 - Oaksmith	1.5x	7.6x

Stock ownership counting toward satisfaction of the guidelines includes:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock issued by Choice, including time-based restricted stock, performance vested restricted stock and performance-based restricted stock, as long as the stock is continuously held; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.
If an executive does not attain the ownership levels within the five-year period, and thereafter maintain the ownership levels, the Committee may:

•
Require that the transfer or payout of up to fifty percent (50%) of the executive’s MIP be paid in the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation;

•	Restrict the executive from selling or otherwise disposing of Choice stock;

•	Forego the future grant of any equity awards to the executive; or

•	Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.
In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holdings dropping below the guideline requirements.

Hedging and Pledging Transactions

In February 2017, the Board amended the Company’s Insider Trading Policy to prohibit all Associates (which includes all Choice employees, directors, contract staff and consultants) from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds.
In December 2017, the Board further updated the Insider Trading Policy to prohibit all Associates, other than directors, from holding shares in a margin account or pledging shares as collateral for a loan.
In connection with the hedging policy, there is a limited exception for certain shares owned by directors that are members of the Bainum family - the Company’s founding family who currently collectively beneficially own approximately 38.31% of the Company’s outstanding shares. The exception provides that Choice securities indirectly held by a director that is a Bainum family member are not subject to the hedging policy so long as the relevant Choice securities (1) were not received as compensation by an individual director and (2) are held by an entity in which the Bainum family director does not own a majority of the overall economic interest.
In approving the limited exceptions to the hedging and pledging policies, the Board took into account the purpose of the Insider Trading Policy (which includes the hedging and pledging policies), namely, to govern actions of the Company employees, officers and directors, while recognizing the multiple existing ownership structures and vehicles (such as holding companies and trusts) pursuant to which one or more members of the Bainum family, the significant majority of whom are not directors of the Company, indirectly own shares of the Company.
Directors are permitted to pledge only with Company approval. No directors currently pledge shares. The possibility of approval is intended primarily to recognize that the Bainum family directors hold significant personal wealth in Choice stock and the long-term interests of the Company are served by their long-term view tied to their holdings. It is thus possible that there may be instances where the Company would approve a request for a pledging type.

Executive Compensation Recovery "Clawback" Policy

The Company's Recoupment Policy (the “Clawback Policy”) gives the Committee the right to require the Company’s senior executives, including the NEOs, to pay back previously distributed incentive compensation in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.

Severance and Change in Control Arrangements

All provisions granting severance payments upon termination following a change in control were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. The Committee believes these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period of time following termination.

Each of the NEOs is entitled to receive various payments and continued benefits upon certain triggering events. For Mr. Joyce, these arrangements were set forth in an employment agreement and for each of Messrs. Pacious, Dragisich and Cimerola and Ms. Wu, they are set forth in a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper and Mr. Oaksmith, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan that is generally applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.
The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on contract renewal negotiation, with the Committee giving due consideration to market terms.
In May 2012, the Company entered into an amended and restated employment agreement with Mr. Joyce, the terms of which were based on arms-length negotiations.  Mr. Joyce’s employment agreement contained severance benefits following constructive termination and termination following a change in control.
The Company made the leadership change and completed the CEO transition at a time best aligned with the needs of the business instead of at the time of the expiration of Mr. Joyce's employment contract in April 2018. As a result, in August 2017, the Company further amended Mr. Joyce's amended and restated employment agreement to provide for a termination date of September 11, 2017, as well as (i) effective as of that date, a lapse of all restrictions on previously granted restricted stock awards, the immediate vesting of all previously granted stock option awards and the deemed satisfaction of the service component of previously granted PVRSUs; (ii) continued eligibility to earn a target bonus of 160% of Mr. Joyce’s deemed full year base salary for fiscal year 2017 in accordance with the Company’s bonus plans; (iii) payments equivalent to the cost of health insurance in certain circumstances; and (iv) continued eligibility to participate in the Stay at Choice program.
The amendment to Mr. Joyce's employment contract also encouraged collaboration between the outgoing and incoming CEO, and ensured that Mr. Joyce would be treated fairly.
The Company and each of Messrs. Pacious, Dragisich and Cimerola and Ms. Wu are parties to an executive non-competition, non-solicitation and severance benefit agreement. The Committee believes that the severance, non-competition and non-solicitation provisions are typical within the hospitality and franchise industry and are reasonable and enforceable.
Mr. Pacious's agreement provides for, in the event of termination without cause or constructive termination, a lump sum payment of 200% of his base salary and bonus opportunity and up to two years of termination benefits. Mr. Pacious's agreement further provides for, upon termination following a change in control (based on a “double trigger”), a lump sum payment of 250% of his base salary plus 250% of his annual bonus.
Each of Mr. Dragisich's, Mr. Cimerola's and Ms. Wu's agreements provide for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, or for severance payments upon termination of the executive following a change in control (based on a “double trigger”) equal to a lump sum payment of 200% of the executive's base salary plus 200% of the executive's annual bonus.
These agreements do not provide for gross-up payments for excise tax.
For Mr. Pepper and Mr. Oaksmith, who do not have a severance agreement or a written employment agreement that contains a severance provision, severance is determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. The Severance Benefit Plan provides Mr. Pepper and Mr. Oaksmith with five weeks of severance pay for each year of service, subject to a minimum of 26 weeks and a cap of 70 weeks, where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of the executive’s base salary plus 200% of his annual bonus.
For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2017, see the Potential Payments Upon Termination or Change of Control section below.

Compensation Risk Mitigation

In 2017, the Committee reviewed the Company’s incentive plans, compensation programs and practices, and the processes for implementing these programs to determine whether any risks arising from our compensation policies and practices for our NEOs and other employees could create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee considered analysis performed by Mercer, an independent compensation consulting firm, with regard to the Company’s compensation policies and practices.

The factors considered by the Committee include:

•
the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•	our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•	how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short and long term;

•	our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•	material adjustments, if any, that we have made to our compensation policies and practices as a result of changes in our risk profile.

The Company fosters a culture of compliance and the Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) the performance goals relate directly to the business plan approved by the Board, (ii) the Company has ownership requirements, restrictions on hedging, restrictions on pledging of securities and a clawback policy and (iii) there is an appropriate balance between our annual incentives and long-term incentives, with a particular emphasis on long-term value creation for our executives that aligns with shareholder value creation.

Based on this review, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DECISION-MAKING PROCESS

Role of the Compensation and Management Development Committee

The Committee establishes the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with setting and implementing the compensation of the Company's executive officers as well as monitoring their development and succession planning. To this end, the Committee conducts an extensive talent review. In carrying out its responsibilities, the Committee endeavors to achieve and maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value.
As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance in light of those goals and objectives and recommends CEO compensation based on this evaluation to the Board for approval. With regard to the other NEOs, the Committee reviews and approves changes to base salary, annual and long-term incentive plan performance targets and the achievement against those goals, and equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change-of-control arrangements and any other special supplemental compensation and/or benefits for executive officers, except for the CEO for which the Committee makes a recommendation to the Board for approval. The Committee also engages in a risk assessment.
The Compensation and Management Development Committee has delegated limited authority to our Stock Compensation Committee, currently consisting of Mr. Pacious, to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire. No individual award may exceed $250,000 in value.
Role of the Independent Compensation Consultant

The Committee has authority to retain outside compensation consultants and advisors to assist the Committee. The Committee is directly responsible for the appointment, compensation and oversight of the Compensation Consultant. The Compensation Consultant reports directly to the Committee and pursuant to the Committee's instructions, works with management to compile information and gain an understanding of the

Company and any issues for consideration by the Committee.
The Committee currently retains Mercer to review market trends and advise the Committee regarding executive compensation matters. For a full description of Mercer's role in advising the Committee, see Committees of the Board above.
Role of Management

In conjunction with the Committee Chairman, management prepares and presents specific compensation proposals to the Committee for consideration as follows:

•	The CEO may make recommendations to the Committee with regard to the assessment of individual executive officer performance (other than his own) and corresponding compensation actions.

•	The CEO and Chief Human Resources Officer may make recommendations with regard to compensation, including incentive and other benefits plan design and delivery.

•	The CEO and Chief Human Resources Officer may make recommendations with regard to financial and non-financial targets under our annual incentive plan and our PVRSU awards.
At the direction of the Chairman of the Committee, management prepares and distributes to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. The NEOs do not play a role in their own individual compensation determinations, other than discussing individual performance objectives with the CEO.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Recommendation
The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Ervin R. Shames, Chairman
William L. Jews
John P. Tague

SUMMARY COMPENSATION TABLE
The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the years ended December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5)($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Patrick Pacious	2017	793,269	—	1,595,437	531,698	961,210	5,037	117,414	4,004,065
President and Chief Executive Officer	2016	662,531	—	2,625,106	625,007	707,327	6,304	128,958	4,755,233
	2015	549,142	67,498	577,578	577,510	450,984	7,433	136,186	2,366,331
Dominic Dragisich (8)	2017	312,308	—	1,100,144	150,008	285,600	—	46,160	1,894,220
Chief Financial Officer

David A. Pepper	2017	502,801	—	817,053	188,956	593,652	90,162	100,341	2,292,965
Chief Development Officer	2016	488,154	—	356,002	356,004	379,346	112,847	62,659	1,755,012
	2015	432,231	32,992	1,250,124	250,005	275,391	133,061	53,908	2,427,712
Simone Wu	2017	466,539	—	440,682	146,863	239,008	—	62,632	1,355,724
Senior Vice President, General Counsel, Corporate Secretary & External Affairs	2016	422,308	—	195,044	195,002	224,485	—	53,036	1,089,875
	2015	389,038	32,992	200,058	200,012	211,088	—	64,049	1,097,237
Patrick Cimerola (8)	2017	396,154	—	490,111	79,990	203,232	—	70,876	1,240,363
Chief Human Resources Officer

Stephen P. Joyce (9)	2017	961,500	—	9,491,994	3,243,159	1,844,160	23,870	260,251	15,824,934
Former Chief Executive Officer	2016	1,027,692	—	1,854,052	1,854,002	1,085,526	29,875	167,202	6,018,349
	2015	998,462	249,970	1,600,078	1,600,007	1,065,000	35,227	158,083	5,706,827
Scott Oaksmith (10)	2017	332,500	—	200,014	—	150,340	—	34,484	717,338
Senior Vice President, Finance and Accounting Officer, (Interim Principal Financial Officer)	2016	305,008	—	575,044	75,005	138,195	—	33,970	1,127,222

(1)	Values reflect base salary actually received by each NEO in the years presented, which depending on the position of pay periods within a calendar year, may not equal a NEO’s stated annual salary.

(2)
In addition to the cash awards described in footnote 4, the amounts under 2015 Management Incentive Plan include cash payments to compensate executive officers who would have received higher PVRSU distributions had the SkyTouch investment been included in target EPS at the time of the grant in 2013 (the "SkyTouch Adjustment Award"). There were no Skytouch Adjustment Awards for 2016 or 2017. In 2015 the total value of the NEO SkyTouch Adjustment Award covering the PVRSU performance period of 2013 through 2015 was $428,465. Mr. Joyce received $249,970, Mr. Pacious received $67,498, Mr. Pepper received $32,992 and Ms. Wu received $32,992.

(3)
For each of the NEOs, amounts shown in the Stock Awards column for 2015, 2016 and 2017 include the grant date fair values for RS and PVRSUs. For Mr. Joyce, per the August 9, 2017 amendment to his second amended and restated employment agreement, his 2017 amount also includes restricted stock whose restrictions lapsed on his separation date and unvested PVRSUs (as of Mr. Joyce's separation date) at target leverage. The amounts are shown in the Potential Payments upon Termination or Change in Control - Mr. Joyce Employment Agreement section.

The values included for PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for Stock and Option Awards for 2017 are discussed in Note 18 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The actual value realized by each individual with respect to PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting of actual shares ranging from 0% to 200% for PVRSUs based on actual performance against the performance target established at the time of grant.
The grant date fair value based on the probable outcome for the 2017 PVRSU awards was $1,063,584 for Mr. Pacious, $550,103 for Mr. Dragisich, $628,051 for Mr. Pepper, $293,788 for Ms. Wu, $160,023 for Mr. Cimerola, $2,034,010 for Mr. Joyce, and $100,007 for Mr. Oaksmith. The grant date fair value based on the maximum outcome for the 2017 PVRSU awards was

$2,127,168 for Mr. Pacious, $1,100,206 for Mr. Dragisich, $1,256,102 for Mr. Pepper, $587,576 for Ms. Wu, $320,046 for Mr. Cimerola, $4,068,020 for Mr. Joyce and $200,014 for Mr. Oaksmith.
The grant date fair value based on the probable outcome for the 2016 PVRSU awards was $2,312,562 for Mr. Pacious, $178,001 for Mr. Pepper, $97,522 for Ms. Wu and $927,026 for Mr. Joyce. The grant date fair value based on the maximum outcome for the 2016 PVRSU awards was $4,625,124 for Mr. Pacious, $356,002 for Mr. Pepper, $195,044 for Ms. Wu and $1,854,052 for Mr. Joyce. Mr. Oaksmith did not receive a PVRSU grant in 2016. Mr. Dragisich and Mr. Cimerola were not NEOs in 2016.
The grant date fair value based on the probable outcome for the 2015 PVRSU awards was $288,789 for Mr. Pacious, $1,125,088 for Mr. Pepper, $100,029 for Ms. Wu, and $800,039 for Mr. Joyce. The grant date fair value based on the maximum outcome for the 2015 PVRSU awards was $577,578 for Mr. Pacious, $1,850,155 for Mr. Pepper, $200,058 for Ms. Wu and $1,600,078 for Mr. Joyce. Mr. Dragisich, Mr. Cimerola and Mr. Oaksmith were not NEOs in 2015.

(4)
For all NEOs, except Mr. Joyce, the amounts shown under the Option Awards column for 2017, 2016 and 2015 are valued based on the grant date fair value utilizing the Black-Scholes Option Pricing model. For Mr. Joyce, the amount shown for 2017 is based on the grant date fair value of his 2017 option award plus the intrinsic value of all outstanding stock option awards that immediately vested upon his separation date per the August 9, 2017 amendment to his second amended and restated employment agreement. The intrinsic value is shown in the Potential Payments upon Termination or Change in Control - Mr. Joyce Employment Agreement section. For 2016 and 2015, the amounts shown for Mr. Joyce are valued based on the grant date fair value utilizing the Black-Scholes Option Pricing model.

(5)
Values reflect the cash awards earned by each of the NEO under the 2017 Management Incentive Plan. For a discussion of the performance targets under the 2017 Management Incentive Plan, see the description under the heading Short-Term Incentives above. For a discussion of the potential amounts payable to each NEO under the 2017 Management Incentive Plan, see the Grants of Plan-Based Awards for 2017 table below.

Mr. Pepper's 2017 MIP amount includes $8,219 in contingent payments earned by him for completing certain outstanding items associated with 19 of the franchise agreements executed in 2016; the remaining contingent balance was forfeited due to non-completion of the franchise agreement process. Furthermore, Mr. Pepper’s 2017 amount does not include payment of $303,600 that is pending for 23 of the executed franchise agreements that are subject to satisfying certain outstanding items with them during 2018.
The 2016 and 2015 amounts for Mr. Pepper includes $13,200 and $5,292, respectively, in contingent payments earned by him for satisfying certain outstanding items associated with franchise agreements executed in the previous years.

(6)
Values reflect the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate.

(7)	See the All Other Compensation table below for additional information on the amounts included for each NEO in the 2017 All Other Compensation column.

(8)	Mr. Dragisich and Mr. Cimerola were not NEOs previously; only the current year's information is presented for them.

(9)	Mr. Joyce ceased serving as an executive officer of the Company effective September 11, 2017.

(10)
Scott Oaksmith, Senior Vice President, Finance and Chief Accounting Officer, became the interim principal financial officer for the Company on June 3, 2016 and served in that role until Mr. Dominic Dragisich was appointed Chief Financial Officer effective March 6, 2017. Only the periods that Mr. Oaksmith served as an NEO (2016 and 2017) are shown.

ALL OTHER COMPENSATION
The following table further illustrates the components of the 2017 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Other Benefits(a) ($)	Tax Payments(b) ($)	Total ($)
Pacious	47,596	10,800	36,047	22,971	117,414
Dragisich	14,700	—	26,256	5,204	46,160
Pepper	27,494	10,800	42,149	19,898	100,341
Wu	24,190	10,800	21,773	5,869	62,632
Cimerola	18,912	10,800	28,583	12,581	70,876
Joyce	62,498	10,800	186,800	153	260,251
Oaksmith	2,500	10,800	16,659	4,525	34,484

(a)	Benefits in this column include the following amounts or types of compensation:

•
reimbursement for personal stays during 2017 under our Stay at Choice program, which was $283 for Mr. Pacious; $10,516 for Mr. Dragisich; $26,359 for Mr. Pepper; $6,768 for Ms. Wu; $14,209 for Mr. Cimerola; $168 for Mr. Joyce and $7,940 for Mr. Oaksmith (Amounts do not necessarily reflect how often an NEO stays at Choice properties as the policy applies only for personal stays, in addition, some NEOs may not submit every personal stay for reimbursement under the Stay at Choice program.);

•
reimbursement of club dues incurred in 2017 under the Flexible Perquisites Program, which was $8,235 for Mr. Pacious; $10,125 for Mr. Dragisich; $12,200 for Mr. Pepper; $7,770 for Ms. Wu; $8,621 for Mr. Cimerola; $899; for Mr. Joyce and $925 for Mr. Oaksmith;

•
reimbursement of financial and tax planning services and legal expenses incurred during 2017 under the Flexible Perquisites Program, which was $1,225 for Mr. Pacious; $4,875 for Mr. Dragisich; $2,800 for Mr. Pepper; $6,127 for Ms. Wu; $2,075 for Mr. Cimerola; $5,262 for Mr. Joyce and $40 for Mr Oaksmith;

•
reimbursement of health and wellness expenses incurred during 2017 under the Flexible Perquisites Program, which was $474 for Mr. Pacious; $2,311 for Mr. Cimerola; $1,710 for Mr. Joyce and $3,263 for Mr. Oaksmith;

•	group term life insurance premiums paid by Choice on behalf of each NEO;

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2017, which was $161,845.

•	reimbursement of $25,000 of attorneys’ fees for Mr. Pacious incurred in connection with his CEO agreement and transition.

•	reimbursement of $12,418 in attorneys’ fees for Mr. Joyce incurred in connection with the negotiation and execution of the August 9, 2017 amendment to his employment contract.

(b)
Represents amounts paid during 2017 with respect to reimbursement for payment of taxes under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice Hotels properties for purposes other than business, and for Mr. Pacious, $22,794 in reimbursement for payment of taxes related to attorney's fees.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he was entitled to use the Company’s aircraft for personal use for up to 40 hours per year. Periodically, Mr. Joyce’s family members and guests might accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft was minimal, if any.

GRANTS OF PLAN-BASED AWARDS FOR 2017
The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each NEO annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2017, the aggregate annual equity value (excluding extraordinary performance grants, employment and retention related grants and similar grants made outside of the annual process) for each of the NEOs except Mr. Oaksmith was divided into awards of approximately one-quarter stock options, one-quarter service-based restricted stock (“RS”) and one-half as performance vested restricted stock units (“PVRSU”). For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Ms. Wu's long-term equity grant value on February 24, 2017 was 125.0% of her base salary, or $587,545. Approximately one-quarter of this value, or $146,863 was granted as stock options. The Black-Scholes value was $10.76. Thus, the number of shares subject to Ms. Wu's option grant on February 24, 2017 was determined as follows: $146,863/$10.76 = 13,649 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs ($440,682) was divided by the closing price of Choice’s Common Stock on the date of grant, or $60.50. Thus, Ms. Wu's stock grant was determined as follows: $440,682/$60.50 = 7,284 shares, consisting of 2,428 RS and 4,856 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pacious		693,750	1,387,500	2,775,000
	2/24/2017				6,974	13,947	27,894				843,794
	2/24/2017							6,974			421,927
	2/24/2017								39,203	60.50	421,824
	9/14/2017				1,773	3,545	7,090				219,790
	9/14/2017							1,773			109,926
	9/14/2017								10,025	62.00	109,874
Dragisich		140,000	280,000	560,000
	3/6/2017				4,419	8,837	17,674				550,103
	3/6/2017							8,836			550,041
	3/6/2017								13,275	62.25	150,008
Pepper		243,902	327,555	1,199,857
	2/24/2017				5,191	10,381	20,762				628,051
	2/24/2017							3,124			189,002
	2/24/2017								17,561	60.50	188,956
Wu		117,500	235,000	470,000
	2/24/2017				2,428	4,856	9,712				293,788
	2/24/2017							2,428			146,894
	2/24/2017								13,649	60.50	146,863
Cimerola		100,000	200,000	400,000
	2/24/2017				1,323	2,645	5,290				160,023
	2/24/2017							5,456			330,088
	2/24/2017								7,434	60.50	79,990
Joyce (6)		904,000	1,808,000	3,616,000
	2/24/2017				16,810	33,620	67,240				2,034,010
	2/24/2017							16,810			1,017,005
	2/24/2017								94,505	60.50	1,016,874
Oaksmith		83,688	167,375	334,750
	2/24/2017				827	1,653	3,306				100,007
	2/24/2017							1,653			100,007
	2/24/2017								—	60.50	—

(1)
For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2017 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. For a discussion of the performance targets under the 2017 Management Incentive Plan, see Short-Term Incentive Compensation above. For the actual payments made to each NEO pursuant to the 2017 Management Incentive Plan, see the 2017 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Represents the range of PVRSU awards upon vesting. The February 24, 2017 and March 6, 2017 awards will cliff vest in three years upon meeting the minimum threshold requirements of the 2017-2019 performance period. In addition, on February 24, 2017 and March 6, 2017, Mr. Pepper and Mr. Dragisich, respectively, were each granted a strategic stretch objective PVRSU grant with a targeted value of $250,000 based on three-year long term strategic and finance goals and objectives. On September 14, 2017, upon his promotion to President and CEO, Mr. Pacious was awarded a one-time PVRSU grant with a targeted value of $219,790 on the grant date of which 100% would vest on January 1, 2020 assuming that applicable performance targets for the period July 1, 2017 to December 31, 2019 are met. During the performance periods for these awards, dividends accrue on the PVRSUs at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are paid at the time of vesting based on the number of shares that actually vest.

(3)
Represents grants of RS to each NEO. Except as noted, these awards vest 25% per year beginning on the first anniversary of the grant date assuming continued employment of the officer. Mr Dragisich and Mr, Cimerola each received a one-time, retention grant of 6,426 and 4,133 RS shares, respectively, that cliff vests on the third anniversary of the grant date. Dividends are paid on the restricted stock, if and at the same rate and time as dividends are paid on our outstanding Common Stock. On September 14, 2017, upon his promotion to President and CEO, Mr. Pacious was awarded a one-time RS grant with a value of $109,926 vesting 25% per year beginning on the first anniversary of the grant date.

(4)
Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer. On September 14, 2017, upon his promotion to President and CEO, Mr. Pacious was awarded a one-time option grant with a value of $109,874 vesting 25% per year beginning on the first anniversary of the grant date.

(5)
The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the NYSE on the date of the grant.

(6)
Mr. Joyce ceased employment effective September 11, 2017 and his option award vested immediately and the restrictions lapsed on his restricted stock on that date. Mr. Joyce's PVRSU award will vest in February 2020; the actual number of shares that may be awarded will be determined based upon the criteria and/or formulas specified for that award.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements
Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. Pacious, Dragisich and Cimerola and with Ms. Wu. The Company had been party to an Employment Agreement with Mr. Joyce, who departed from the Company September 11, 2017 and no longer serves on our Board.
Mr. Pacious
Mr. Pacious, the Company’s current President and CEO, entered into an amended and restated Non-Competition, Non-Solicitation and Severance Benefit Agreement (the "Pacious Severance Benefit Agreement"), with an effective date of September 12, 2017. The Pacious Severance Benefit Agreement amends the Non-Competition, Non-Solicitation and Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, effective September 12, 2017, Mr. Pacious received a base salary of $925,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 150% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Pacious is entitled to participate in all other fringe benefits afforded Choice employees of his status.
Mr. Dragisich
Mr. Dragisich, the Company’s Chief Financial Officer, entered into a Severance Benefit Agreement with the Company effective March 6, 2017, (the “Dragisich Severance Benefit Agreement”). The Dragisich Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2017 Mr. Dragisich received a base salary of $400,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 70% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Dragisich is entitled to participate in all other fringe benefits afforded Choice employees of similar status.
Mr. Cimerola
Mr. Cimerola, the Company’s Chief Human Resources Officer, entered into a Severance Benefit Agreement with the Company effective August 1, 2011, as amended March 25, 2013, (the “Cimerola Severance Benefit Agreement”). The Cimerola Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2017 Mr. Cimerola received a base salary of $400,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Cimerola is entitled to participate in all other fringe benefits afforded Choice employees of similar status.
Ms. Wu
Ms. Wu, the Company’s Senior Vice President, General Counsel and Secretary, entered into a Severance Benefit Agreement with the Company effective February 13, 2012, as amended March 25, 2013, (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2017 Ms. Wu received a base salary of $470,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of her base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Ms. Wu is entitled to participate in all other fringe benefits afforded Choice employees of similar status.

Mr. Joyce Employment Agreement

On September 11, 2017, Stephen Joyce stepped down after nearly ten years as Choice Hotels International, Inc.’s CEO and was replaced by Patrick Pacious, who served most recently as the Company’s President and Chief Operating Officer. Mr. Joyce no longer serves on our Board.
On August 9, 2017, the Company entered into an amendment (the “Amendment”) to the second amended and restated employment agreement, as amended (the “Agreement”), with Stephen P. Joyce. Among other changes, the Amendment provided for: (i) effective on the September 11, 2017, the lapse of all restrictions on previously granted restricted stock awards, the immediate vesting of all previously granted stock option awards and the deemed satisfaction of the service component of previously granted performance-vested restricted stock unit (“PVRSUs”) awards under the Company’s Long-Term Incentive Plan, provided that with respect to PVRSUs, the actual number of shares that may be awarded will be determined based upon the criteria and/or formulas specified in those awards; (ii) continued eligibility to earn a target bonus of 160% of Mr. Joyce’s deemed full year base salary for fiscal year 2017 in accordance with the Company’s bonus plan; (iii) payments to Mr. Joyce equivalent to the cost of health insurance coverage, until Mr. Joyce attains 65 years of age, during periods in which Mr. Joyce is not otherwise eligible for coverage under another employer’s insurance plans; and (iv) continued eligibility to participate in the Stay at Choice program, unless the program is discontinued for the Company’s senior executives.
The Joyce Employment Agreement provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the (i) the same upscale, select service market as Cambria Suites, (ii) mid-market or economy hotel franchising business or (iii) any other line of business that Choice is engaged in at the time of termination. The Joyce Employment Agreement also provides for a general confidentiality provision in favor of Choice.

For a discussion of payments in connection with Mr. Joyce's separation, please see Potential Payments upon Termination or Change in Control.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2017
The following table provides information on the current holdings of stock options and stock awards by the NEOs. This table includes unexercised and unvested stock option awards, unvested RS and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, and PVRSU awards is based on the NYSE closing market price of Choice’s stock as of December 29, 2017, which was $77.60. The PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Dragisich's March 2017 and Mr. Pepper's February 2017 and May 2015 PVRSUs that will be earned, if at all, based on achievement of certain strategic growth objectives).

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pacious	02/19/2012	21,780	—	27.03	02/19/2019	—	—	—	—
	02/08/2013	22,751	—	36.76	02/08/2020	—	—	—	—
	03/26/2014	53,853	17,954	45.59	03/26/2021	1,738	134,869	—	—
	02/27/2015	23,304	23,307	63.47	02/27/2022	2,276	176,618	4,550	353,080
	02/26/2016	16,801	50,404	51.49	02/26/2023	4,553	353,313	6,070	471,032
	05/19/2016	—	—			—	—	44,524	3,455,062
	02/24/2017	—	39,203	60.50	02/24/2024	6,974	541,182	27,894	2,164,574
	09/14/2017	—	10,025	62.00	09/14/2024	1,773	137,585	7,090	550,184
Dragisich	03/06/2017	—	13,275	62.25	03/06/2024	8,836	685,674	17,674	1,371,502
Pepper	02/19/2012	13,993	—	27.03	02/19/2019	—	—	—	—
	02/08/2013	11,123	—	36.76	02/08/2020	—	—	—	—
	03/26/2014	20,406	6,805	45.59	03/26/2021	659	51,138	—	—
	02/27/2015	10,088	10,090	63.47	02/27/2022	986	76,514	1,970	152,872
	05/26/2015	—	—			—	—	17,744	1,376,934
	02/26/2016	9,569	28,711	51.49	02/26/2023	2,593	201,217	3,457	268,263
	02/24/2017	—	17,561	60.50	02/24/2024	3,124	242,422	16,629	1,290,411
Wu	02/08/2013	8,923	—	36.76	02/08/2020	—	—	—	—
	03/26/2014	22,674	7,561	45.59	03/26/2021	732	56,803	—	—
	02/27/2015	8,070	8,073	63.47	02/27/2022	788	61,149	1,576	122,298
	02/26/2016	5,241	15,727	51.49	02/26/2023	1,421	110,270	1,894	146,974
	02/24/2017	—	13,649	60.50	02/24/2024	2,428	188,413	9,712	753,651
Cimerola	02/19/2012	12,145	—	27.03	02/19/2019	—	—	—	—
	02/08/2013	10,112	—	36.76	02/08/2020	—	—	—	—
	03/26/2014	23,241	7,750	45.59	03/26/2021	751	58,278	—	—
	02/27/2015	8,574	8,577	63.47	02/27/2022	839	65,106	1,675	129,980
	02/26/2016	6,048	18,146	51.49	02/26/2023	1,639	127,186	2,185	169,556
	02/24/2017	—	7,434	60.50	02/24/2024	5,456	423,386	5,290	410,504

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	02/19/2012	84,304	—	27.03	02/19/2019	—	—	—	—
	02/08/2013	81,541	—	36.76	02/08/2020	—	—	—	—
	03/26/2014	188,965	—	45.59	03/26/2021	—	—	—	—
	02/27/2015	129,137	—	63.47	02/27/2022	—	—	12,605	978,148
	02/26/2016	199,355	—	51.49	02/26/2023	—	—	18,004	1,397,110
	02/25/2017	94,505	—	60.50	02/25/2024	—	—	67,240	5,217,824
Oaksmith	03/26/2014	5,442	1,815	45.59	03/26/2021	351	27,238	—	—
	02/27/2015	3,026	3,028	63.47	02/27/2022	592	45,939	—	—
	02/26/2016	2,016	6,049	51.49	02/26/2023	1,093	84,817	—	—
	12/15/2016	—	—			9,042	701,659	—	—
	02/24/2017	—	—			1,653	128,273	3,306	256,546

(1)
The stock option awards vest 25% per year beginning on the first anniversary of the grant date and have a seven-year term. In connection with the Company’s payment in 2012 of a special cash dividend of $10.41 per share, the Compensation and Management Development Committee was required to approve an equitable adjustment to the outstanding stock options to prevent the dilution of their value. The Committee elected to utilize an adjustment method known as the “ratio-spread adjustment” which combined a reduction of the exercise price (by amount less than the $10.41 per share dividend amount) with an increase in the number of shares subject to the option, to preserve the ratio of exercise price to fair market value that existed prior to the payment of the special cash dividend. For all option awards prior to the special cash dividend, the number of securities and the applicable option exercise price reflect the post-special dividend adjustment.

(2)
Restricted stock awards generally vest at the rate of 25% each year for four years from the date of grant, except for (i) Mr. Dragisich's March 6, 2017 restricted stock award for 6,426 shares, which vests three years from the date of grant, (ii) Mr. Cimerola's February 24, 2017 restricted stock award for 4,133 shares, which vests three years from the date of grant and (iii) Mr. Oaksmith's December 15, 2016 restricted stock award for 9,042 shares, which vests three years from the date of grant.

(3)
PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target, except for (i) Mr. Pepper's 2015 PVRSUs which was earned, based on achievement of certain strategic growth objectives during a performance period from 2015-2017, and will vest on January 2, 2019, (ii) Mr. Pacious' May 2016 grant that is based on the performance period from 2016-2019 and vests 50% on January 1, 2019 with the remaining 50% vesting on January 1, 2020 and (iii) Mr. Pacious' September 2017 PVRSU grant that is based on the performance period from July 1, 2017 to December 31, 2019 and vests February 24, 2020.

The PVRSUs granted in February 2015 and Mr. Pepper's May 2015 grant reflect the actual share amounts awarded at 100% payout. The February 2016 grant and Mr. Pacious' May 2016 grant are valued at target payout. The PVRSUs granted in February 2017 (with the exception of Mr. Pepper's strategic stretch objective grant which is valued at target), March 2017 and Mr. Pacious' September 2017 grant are shown at maximum payout .

OPTION EXERCISES AND STOCK VESTED FOR 2017
The following table provides information for each of the NEOs on stock option exercises during 2017, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the NYSE closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Pacious	15,912	707,651	26,989	1,825,144
Dragisich	—	—	—	—
Pepper	16,336	485,962	9,961	615,722
Wu	21,158	705,898	12,587	760,974
Cimerola	—	—	2,394	143,611
Joyce	101,892	3,525,756	59,078	3,585,181
Oaksmith	—	—	2,201	128,877

NON-QUALIFIED DEFERRED COMPENSATION FOR 2017
Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan, which became effective January 1, 2003, and was amended from time to time ("EDCP").
Our CEO and other key executives approved by the Board (including each of the NEOs, except Mr. Oaksmith) are eligible to participate in the EDCP. During 2017, each of the NEOs, except Mr. Oaksmith, participated in the EDCP. Per Company policy, participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.
Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2017, each of the participating NEOs was fully vested in their Company match amounts, other than Mr. Dragisich.
A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.
Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009--- on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.
In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents, along with a March 3, 2009 amendment, continue to apply to the remaining participant account balances ("Grandfathered Accounts") under the EDCP. Earnings from the Grandfathered Accounts are considered guaranteed preferential earnings and are further discussed in the table below. Mr. Pacious, Mr. Pepper and Mr. Joyce have earnings from the Grandfathered Accounts.
Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan, which was amended and restated effective January 1, 2001 and January 1, 2009, and amended effective January 1, 2011 (“Non-Qualified Plan" or "NQP”). Generally, Choice employees who are at the Senior Director level and above and who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. Of the NEOs, only Mr. Oaksmith participated in the Non-Qualified Plan in 2017.
In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $18,000 for 2017). Choice matches up to 100% of the first 3% of deferred salary and 50% of the next 2% of deferred salary thereafter under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.
Stock Deferral Program.    All Long-Term Incentive Plan participants are entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. On February 25, 2017, the Board approved the Choice Hotels International, Inc. 2017 Long-Term Incentive Plan (“2017 LTIP”) subject to shareholder approval at the 2017 Annual Meeting. The 2017 LTIP was approved by shareholders at the 2017 Annual Meeting, and the 2017 LTIP became effective on April 21, 2017. The 2017 LTIP replaced the Amended and Restated 2006 Choice Hotels International Inc. Long-Term Incentive Plan, as amended (the“2006 LTIP”) that was set to expire on February 13, 2018. Any unused or future forfeited shares under the 2006 LTIP plan are available for issuance under the 2017 LTIP and no awards were made under the 2006 LTIP after April 21, 2017.

Name	Plan Name	Executive Contributions(1)($)	Registrant Contributions(2) ($)	Aggregate Earnings(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)
Pacious	EDCP	95,192	47,596	104,440	—	1,095,072
Dragisich	EDCP	36,923	14,700	1,769	—	53,392
Pepper	EDCP	127,639	27,494	479,219	—	4,842,338
	Stock Deferral Program	—		205,448		714,206
Wu	EDCP	77,058	24,190	33,831	—	318,300
Cimerola	EDCP	55,462	18,912	100,234	—	811,757
	Stock Deferral Program	38,272		93,785		326,904
Joyce	EDCP	266,113	62,498	535,873	—	4,229,820
Oaksmith	NQP	33,250	2,500	63,400	—	403,667

(1)
The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2017 base salary deferred by the officer during 2017. The bonus amounts represent the officer’s 2016 annual bonus that was paid and deferred in early 2017. The salary amounts below are included in the 2017 Salary column of the Summary Compensation Table above, while the 2016 annual bonus amounts are included in the 2016 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2017 Salary ($)	2016 Annual Bonus ($)
Pacious	95,192	—
Dragisich	36,923	—
Pepper	76,588	51,051
Wu	77,058	—
Cimerola	55,462	—
Joyce	124,995	141,118
Oaksmith	33,250	—

(2)	Amounts in this column are included in the 2017 All Other Compensation column of the Summary Compensation Table above.

(3)
Amounts in this column include earnings on certain officers' EDCP Grandfathered Accounts and are shown in the 2017 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO. Those amounts are: $5,037 for Mr. Pacious; $90,162, for Mr. Pepper and $23,870 for Mr. Joyce.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that could have been received by each of the NEOs (other than Mr. Joyce) in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 29, 2017, the last business day of 2017. The amounts shown assume that such termination was effective as of December 29, 2017 and, for any equity-based payments or valuations, the NYSE closing market price of Choice Hotel’s Common Stock on December 29, 2017, or $77.60 per share. Other than Mr. Joyce, the amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice. In addition, certain benefits received by Mr. Joyce in connection with his separation from the Company are discussed and shown below.
General Payments Made upon Termination
Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•
annual incentive compensation earned during the year of termination, which for 2017 is reflected in the 2017 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable, and as set forth above under the heading Non-Qualified Deferred Compensation for 2017.
With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Payments Made upon Constructive Termination or Termination without Cause
Mr. Pacious
Under the Pacious Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive a lump sum severance payment of 200% of base salary and bonus target as well as continued base salary for two years, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as (i) a material diminution in the executive's compensation or position and responsibilities, (ii) relocating the executive's office location to a location more than thirty-five (35) miles from the Company's prior principal place of employment; (iii) a material change in the executive’s title or line of reporting; (iv) failure of the Company to place the executive’s name in nomination for election or re-election to the Board; (v) a change in the Company’s annual bonus program that would materially and adversely affect the executive; (vi) failure of any successor of the Company to assume the Pacious Severance Benefit Agreement; (vii) any non-renewal initiated by the Company, and (viii) any other material breach by the Company of the Pacious Severance Benefit Agreement or any equity agreement between the executive and the Company. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the Company’s objectives. The executive will also be eligible to receive continued medical and dental benefits during the two year period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the two year period, subject to termination in the event the executive secures new employment.
Pursuant to the Pacious Severance Benefit Agreement the executive will continue to vest in any unvested stock options, or other stock awards including, RS and PVRSUs, granted after the date of his initial severance agreement (May 5, 2011) during the two year period.
In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a two year non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
The Pacious Severance Benefit Agreement provides for arbitration in the event of a dispute among the parties concerning employment, the Pacious Severance Benefit Agreement or any termination event.

Ms. Wu, Mr. Dragisich and Mr. Cimerola
Under the Wu Severance Benefit Agreement, the Dragisich Severance Benefit Agreement and the Cimerola Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a material substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the Company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.
Pursuant to the Wu Severance Benefit Agreement, the Dragisich Severance Benefit Agreement and the Cimerola Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted on or after the date of his or her respective severance agreement (for Ms. Wu, February 13, 2012, for Mr. Dragisich March 6, 2017 and for Mr. Cimerola, August 1, 2011) during the 70-week period.
As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
The Wu Severance Benefit Agreement and the Dragisich Severance Benefit Agreement provide for arbitration in the event of a dispute among the parties concerning employment, the respective Severance Benefit Agreement or any termination event.
Mr. Pepper and Mr. Oaksmith
If Mr. Pepper or Mr. Oaksmith is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.
Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper and Mr. Oaksmith, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30 of any year, he is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2017, Mr. Pepper or Mr. Oaksmith would be entitled to 70 weeks of continued base salary. In addition, he would receive payment of his 2017 incentive bonus, as well as continued medical and dental benefits during the 70-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.
As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper and Mr. Oaksmith are required to sign all documents required by the Company including a general release of claims.
Payments Made upon Death or Disability
The Company’s disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.
Messrs. Pacious, Dragisich, Pepper, Cimerola and Oaksmith and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Payments Made upon Termination Following Change of Control
Mr. Pacious
For Mr. Pacious, pursuant to the Pacious Severance Benefit Agreement, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, the executive is entitled to receive:

•
a lump-sum severance payment of 250% of the executive’s base salary then in effect plus 250% of the full amount of the annual incentive bonus (the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount); and

•	immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his initial severance agreement (May 5, 2011).
In addition, in the event of a termination following a change of control, the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) would govern the equity grants issued to Mr. Pacious prior to the date of his severance agreement and the 2006 LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. PVRSU grants issued to Mr. Pacious under the Company’s 2017 Long-Term Incentive Plan (“2017 LTIP”) would be deemed fully vested and immediately payable to the executive at the target level of performance applicable to the award. Therefore, for Mr. Pacious, the 2006 LTIP and 2017 LTIP, together with his severance agreement, would result in the immediate vesting of all of his equity awards.
Also, upon a change in control termination, Mr. Pacious would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable to Mr. Pacious in order for him to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
The Pacious Severance Benefit Agreement provides for arbitration in the event of a dispute among the parties concerning employment, the Pacious Severance Benefit Agreement or any termination event.
Ms. Wu, Mr. Dragisich and Mr. Cimerola
For Ms. Wu, Mr. Dragisich and Mr. Cimerola, pursuant to the Wu Severance Benefit Agreement, the Dragisich Severance Benefit Agreement and the Cimerola Severance Benefit Agreement, if the executive's employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, the executive is entitled to receive:

•
a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (the bonus payment is calculated based on the target bonus for the year in which the termination occurs); and

•
immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of the executive's severance agreement (for Ms. Wu, February 13, 2012, Mr. Dragisich, on or after March 6, 2017, and Mr. Cimerola August 1, 2011).

Also, upon a change in control termination, the executive would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable in order for the executive to receive their severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
The Wu Severance Benefit Agreement and Dragisich Severance Benefit Agreement provide for arbitration in the event of a dispute among the parties concerning employment, the respective Severance Benefit Agreement or any termination event.
Mr. Pepper and Mr. Oaksmith
Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s or Mr. Oaksmith's employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by Mr. Pepper or Mr. Oaksmith for good reason, each is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the year in which the termination occurs. In addition, each is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other applicable conditions, in order to receive severance payments as described above, each is required to execute a general release in favor of Choice.

Because neither Mr. Pepper or Mr. Oaksmith have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, either is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to him at the maximum level of performance applicable to the award.
Mr. Pacious
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	4,625,000	5,781,250
Benefits & Perquisites:
Health and Welfare Benefits(2)	1,592	—	—	—
Outplacement Services(3)	18,000		—	—
Disability Income(4)			3,925,000	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	2,194,731	3,046,845	—	—
Restricted Stock Grants(7)	886,192	1,343,566	—	—
PVRSUs(8)	2,551,643	10,998,015	—	—
Total	10,277,158	21,169,676	3,925,000	1,000,000

(1)
For termination without cause or with good reason, the amount represents 200% of Mr. Pacious’ annual base salary as of December 31, 2017, plus 200% of Mr. Pacious’ annual target bonus amount for 2017. For termination following change of control, the amount represents 250% of Mr. Pacious’ annual base salary as of December 31, 2017, plus 250% of Mr. Pacious’ annual target bonus amount for 2017.

(2)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for two years, based on Mr. Pacious’ elected coverage as of December 31, 2017.

(3)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2017 through the month in which he reaches age 65.

(5)	Amount represents the value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.

(6)
For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for two years following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 29, 2017 of $77.60.

(7)
For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for two years following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 29, 2017 of $77.60.

(8)
For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for two years. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 29, 2017 of $77.60, and solely in the case of a termination following a change of control, 200% vesting leverage for PVRSUs granted under the 2006 LTIP and 100% vesting leverage for PVRSUs granted under the 2017 LTIP. 200% represents the maximum leverage permitted under the PVRSU grants.

Mr. Dragisich
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Dragisich:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	538,462	—	—	—
Cash Severance(2)	—	1,360,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	439	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			8,775,000	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	101,863	203,771	—	—
Restricted Stock Grants(8)	93,430	685,674	—	—
PVRSUs(9)	—	1,371,502	—	—
Total	752,194	3,620,947	8,775,000	1,000,000

(1)	Amount represents continued payment of Mr. Dragisich's base salary, based on his salary as of December 31, 2017, for 70 weeks.

(2)	Amount represents 200% of Mr. Dragisich's annual base salary as of December 31, 2017, plus 200% of his annual bonus target for 2017.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Mr. Dragisich for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Dragisich's elected coverage as of December 31, 2017.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Dragisich would be entitled to receive under the Choice disability program as of December 31, 2017 through the month in which he reaches age 65.

(6)	Amount represents the value of the proceeds payable to Mr. Dragisich's beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted on or after March 6, 2017 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 29, 2017 of $77.60.

(8)
For termination without cause or with good reason, unvested restricted stock granted on or after March 6, 2017 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 29, 2017 of $77.60.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 29, 2017 of $77.60 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	678,367	—	—	—
Cash Severance(2)	—	1,662,969
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,374	18,374	—	—
Disability Income(4)			4,425,000	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	—	1,410,337	—	—
Restricted Stock Grants(7)	—	571,291	—	—
PVRSUs(8)	—	4,656,497	—	—
Total	696,741	8,319,468	4,425,000	1,000,000

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 31, 2017, for 70 weeks.

(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 31, 2017, plus 200% of his annual bonus target for 2017.

(3)
For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2017. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70.00 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2017.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2017 through the month in which he reaches age 65.

(5)	Amount represents the value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.

(6)
In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 29, 2017 of $77.60.

(7)
In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 29, 2017 of $77.60.

(8)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 29, 2017 of $77.60 and 160% to 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu
The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	632,692	—	—	—
Cash Severance(2)	—	1,410,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	—	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			3,625,000	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	746,475	1,000,129	—	—
Restricted Stock Grants(8)	285,568	416,634	—	—
PVRSUs(9)	269,272	1,292,195	—	—
Total	1,952,007	4,118,958	3,625,000	1,000,000

(1)	Amount represents continued payment of Ms. Wu’s base salary, based on her salary as of December 31, 2017, for 70 weeks.

(2)	Amount represents 200% of Ms. Wu’s annual base salary as of December 31, 2017, plus 200% of her annual bonus target for 2017.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2017.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2017 through the month in which she reaches age 65.

(6)	Amount represents the value of the proceeds payable to Ms. Wu’s beneficiary upon her death.

(7)
For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 29, 2017 of $77.60.

(8)
For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 29, 2017 of $77.60.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 29, 2017 of $77.60 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Cimerola
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Cimerola:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	538,462	—	—	—
Annual Incentive Bonus	—	—	—	—
Cash Severance(2)	—	1,200,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,389	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			4,800,000	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	748,641	970,184	—	—
Restricted Stock Grants(8)	259,339	673,956	—	—
PVRSUs(9)	299,536	1,009,576	—	—
Total	1,882,367	3,853,716	4,800,000	1,000,000

(1)	Amount represents continued payment of Mr. Cimerola's base salary, based on his salary as of December 31, 2017, for 70 weeks.

(2)	Amount represents 200% of Mr. Cimerola's annual base salary as of December 31, 2017, plus 200% of his annual bonus target for 2017.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Mr. Cimerola for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Cimerola's elected coverage as of December 31, 2017.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Cimerola would be entitled to receive under the Choice disability program as of December 31, 2017 through the month in which he reaches age 65.

(6)	Amount represents the value of the proceeds payable to Mr. Cimerola's beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 29, 2017 of $77.60.

(8)
For termination without cause or with good reason, unvested restricted stock granted after after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 29, 2017 of $77.60.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 29, 2017 of $77.60 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Oaksmith
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Oaksmith:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	450,625	—	—	—
Cash Severance(2)	—	1,004,250
Benefits & Perquisites:
Health and Welfare Benefits(3)	1,090	1,090	—	—
Disability Income(4)			5,675,000	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	—	258,823	—	—
Restricted Stock Grants(7)	—	987,926	—	—
PVRSUs(8)	—	256,546	—	—
Total	451,715	2,508,635	5,675,000	1,000,000

(1)	Amount represents continued payment of Mr. Oaksmith’s base salary, based on his salary as of December 31, 2017, for 70 weeks.

(2)	Amount represents 200% of Mr. Oaksmith’s annual base salary as of December 31, 2017, plus 200% of his annual bonus target for 2017.

(3)
For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Oaksmith for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Oaksmith’s elected coverage as of December 31, 2017. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Oaksmith for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Oaksmith’s elected coverage as of December 31, 2017.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Oaksmith would be entitled to receive under the Choice disability program as of December 31, 2017 through the month in which he reaches age 65.

(5)	Amount represents the value of the proceeds payable to Mr. Oaksmith’s beneficiary upon his death.

(6)
In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 29, 2017 of $77.60.

(7)
In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 29, 2017 of $77.60.

(8)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 29, 2017 of $77.60 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Joyce Employment Agreement

On September 11, 2017, Stephen Joyce stepped down after nearly ten years as Choice Hotels International, Inc.’s CEO and was replaced by Patrick Pacious, who served most recently as the Company’s President and Chief Operating Officer. Mr. Joyce no longer serves on our Board.
On August 9, 2017, the Company entered into an amendment (the “Amendment”) to the second amended and restated employment agreement, as amended (the “Agreement”), with Stephen P. Joyce. Among other changes, the Amendment provided for: (i) effective on September 11, 2017, the lapse of all restrictions on previously granted restricted stock awards, the immediate vesting of all previously granted stock option awards and the deemed satisfaction of the service component of previously granted performance-vested restricted stock unit (“PVRSUs”) awards under the Company’s Long-Term Incentive Plan, provided that with respect to PVRSUs, the actual number of shares that may be awarded will be determined based upon the criteria and/or formulas specified in those awards; (ii) continued eligibility to earn a target bonus of 160% of Mr. Joyce’s deemed full year base salary for fiscal year 2017 in accordance with the Company’s bonus plan; (iii) payments to Mr. Joyce equivalent to the cost of health insurance coverage, until Mr. Joyce attains 65 years of age, during periods in which Mr. Joyce is not otherwise eligible for coverage under another employer’s insurance plans; and (iv) continued eligibility to participate in the Stay at Choice program, unless the program is discontinued for the Company’s senior executives.
The Joyce Employment Agreement provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the (i) the same upscale, select service market as Cambria Suites, (ii) mid-market or economy hotel franchising business or (iii) any other line of business that Choice is engaged in at the time of termination. The Joyce Employment Agreement also provides for a general confidentiality provision in favor of Choice.

The following table sets forth the payments made (or to be made, as applicable) to Mr. Joyce in connection with his separation from Choice Hotels on September 11, 2017.

Payments and Benefits Upon Termination	Value ($)
Compensation:
Annual Incentive Bonus(1)	1,844,160
Benefits & Perquisites:
Health and Welfare Benefits(2)	—
Stay at Choice(3)	—
Attorney Fees(4)	12,418
Long-Term Incentives:
Stock Options(5)	2,226,285
Restricted Stock Grants(6)	2,516,587
PVRSUs(7)	3,924,392
Total	10,523,842

(1)	Amount represents the 2017 MIP payment based on a full year's salary for Mr. Joyce, which amount was paid in March 2018.

(2)
Payments on behalf of Mr. Joyce for coverage under our medical, dental and vision plans, during periods in which Mr. Joyce is not otherwise eligible for coverage under another employer’s insurance plans is not reasonably estimable.

(3)
The value of lifetime continued eligibility for Mr. Joyce under the Stay at Choice program is not reasonably estimable. However, Mr. Joyce has averaged approximately $1,300 per year in Stay at Choice benefits for the years, 2015, 2016 and 2017.

(4)
Mr. Joyce is eligible for reimbursement of all reasonable attorneys’ fees incurred in connection with the negotiation and execution of the August 9, 2017 amendment to his employment contract, up to a maximum of $20,000.

(5)	Represents the intrinsic value of the options immediately vested on Mr. Joyce's separation date based on the NYSE closing market price on September 11, 2017 of $61.10.

(6)	Represents the value of the restricted stock whose restrictions lapsed on Mr. Joyce's separation date based on the NYSE closing market price on September September 11, 2017 of $61.10.

(7)	Represents the value of the unvested PVRSUs (as of Mr. Joyce's separation date) at target leverage based on the NYSE closing market price on September September 11, 2017 of $61.10.
Additional immaterial supplementary benefits are not shown in the table above.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2017
During 2017, non-employee directors were entitled to receive the cash and equity compensation below.

	Compensation Effective Jan. 1, 2017 ($)
Annual Retainer—Stock
Members—Independent	130,000	(1), (4)
Annual Retainer—Cash
Board Member (up to 7 meetings)	65,000
Audit Committee Member (up to 8 meetings)	12,500
Compensation and Management Development Committee Member (up to 6 meetings)	10,000
Corporate Governance and Nominating Member (up to 3 meetings)	8,000
Diversity Committee Member (up to 3 meetings)	8,000
Audit Committee Chair	15,000	(2)
Compensation and Management Development Committee Chair	8,000	(2)
Corporate Governance and Nominating Chair	5,000	(2)
Diversity Committee Chair	5,000	(2)
Lead Independent Director	25,000	(3)
Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	2,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.

(2)	Amount is in addition to general non-employee Committee member retainer.

(3)	Amount is in addition to general non-employee Board member retainer.

(4)	Effective as of the April 21, 2017 Annual Meeting of Shareholders.

Directors are required to reach and maintain $300,000 in ownership of Company stock within five years of election to the Board.
The following table illustrates the compensation earned by or paid to non-employee directors during 2017:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Scott A. Renschler	78,000	130,055	—	208,055
William L. Jews	98,000	130,055	3,663	231,718
Ervin R. Shames	130,500	130,055	3,412	263,967
Gordon Smith (2)	—	—	—	—
Barbara T. Alexander	100,500	130,055	794	231,349
John P. Tague	75,000	130,055	153	205,208
Monte J.M. Koch	87,500	130,055	30,652	248,207
Liza Landsman	85,500	130,055	—	215,555

(1)
Mr. Pacious and Mr. Joyce are not included in the table as they served as employees of Choice during 2017 and did not receive any compensation for their role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $350,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and administrative assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies.

(2)
Mr. Smith did not stand for re-election to the Board at the April 2017 Annual Meeting. Upon his retirement from the Board, he was distributed 54,859 shares (earned during his tenure on the Board and previously deferred) at a closing cost of $62.95 along with dividends for a total distribution of $3,456,224 on April 21, 2017.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2017, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Scott A. Renschler, 30,278; William L. Jews, 5,753; Ervin R. Shames, 37,731; Gordon A. Smith, 190; Barbara T. Alexander, 0; John P. Tague, 19,419; Monte J.M. Koch,3,947; and Liza Landsman, 688.

(4)
This column includes reimbursements for spousal travel to Board meetings not held at the Company's headquarters and to Company Convention, and for the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. A tax gross-up is included for the Stay at Choice reimbursements. The figures above, cannot, however, form the basis for inference as to whether directors stay at Choice properties. Some directors stay at Choice properties but do not submit for reimbursement under the Stay at Choice program.

CEO Pay Ratio

We are committed to internal pay equity, and the Compensation and Management Development Committee will review executive pay in relationship to the ratio as well as to the ongoing impact on Company performance, given the percentage of at-risk compensation. We will continue to evaluate our ratio in relation to our peer group and the market.

We provide below, as required by SEC rules, the ratio of the annual total compensation of our CEO to the annual total compensation of the median of our other employees.

The annual total compensation of our CEO, is $5,441,201. Because our current CEO assumed his position on September 12, 2017, the figure used for this calculation annualized certain components of his compensation as CEO assuming that he had been employed in that role for the entire year, including base salary, target annual incentive award, and target long-term incentive award. As a result, the annual total compensation for our CEO for purposes of this pay ratio disclosure differs from the annual total compensation reflected in the Summary Compensation Table appearing on page 51 of this proxy statement.

The annual total compensation of the median employee excluding the Chief Executive Officer is $76,523.  We included all full-time, part-time and temporary employees, globally, as of October 1, 2017 to determine the median employee. We used base pay for the nine month period ending October 1, 2017 as our consistently applied compensation measure to determine the median employee. The median employee is a salaried U.S. associate.

The compensation for our CEO in 2017 was approximately 71 times the median pay of our employees.  The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.
As described in the Compensation Discussion and Analysis beginning on page 29 of this proxy statement, our executive compensation program is designed to incentivize achievement of short- and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders. To that end, as noted in the Compensation Discussion and Analysis, in 2015 we reinstated PVRSUs as 25% of the long-term incentive, decreased the stock option portion of the long-term incentive from 66.6% to 50% and reduced the restricted stock portion of the long-term incentive from 33.3% to 25%. In 2017, we further enhanced our performance based pay by increasing PVRSUs to 50% of the annual long-term incentive.
Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth
Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relates to performance relative to market competitors of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the relationship between internal executive pay levels is appropriate
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages extensive system-wide gross room revenues in a rapidly changing, disruptive distribution environment

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”
The vote is advisory and is not binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.
Board Recommendation
The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 3—APPROVAL OF MATERIAL TERMS FOR INCENTIVE COMPENSATION UNDER THE COMPANY’S EXECUTIVE INCENTIVE COMPENSATION PLAN

On February 8, 2013, the Board adopted the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the “EICP”). The EICP provides for short-term cash incentive awards to the Company’s CEO and other designated executive officers. In order to allow payments under the EICP to qualify as tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) we are asking shareholders to approve the material terms for the payment of incentive compensation to the Company’s executive officers under the EICP. If shareholders approve this proposal, the compensation paid pursuant to such material terms may be deductible by the Company under Section 162(m). If shareholders do not approve this proposal, awards and payments may still be made under the EICP, however some or all of any such payments may not be deductible by the Company. The Company is not proposing any amendments to the EICP.

In general, Section 162(m) provides that no federal income tax business expense deduction is allowed to a Company for annual compensation in excess of $1 million paid to its CEO and three other most highly compensated officers excluding the CFO (the “covered executive officers”). However, under the Code there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation and Management Development Committee while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more criteria that apply to an individual, a business unit or the Company as a whole, and may be measured on an absolute basis or on a relative basis and on a GAAP or non-GAAP basis. The Compensation and Management Development Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Shareholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. Although deductibility of qualified performance-based compensation was recently altered significantly as a result of the U.S. Tax Cuts and Jobs Act, certain awards under the EICP may continue to be eligible for deductibility under Section 162(m).

Description of the EICP

The following description of the key terms of the EICP is subject to the specific provisions contained in the full text of the EICP set forth as Appendix C. Capitalized terms used herein and not defined shall have the same meanings as set forth in the EICP.

Purpose of the EICP. The EICP is an important part of the Company’s overall compensation program. It allows the Company to make short-term incentive awards to the Company’s officers. The purpose of the EICP is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its subsidiaries.

Eligibility. Participation in the EICP is limited to the Company’s covered executive officers (collectively “Participants”).

Administration. The EICP will be administered by the Compensation and Management Development Committee of the Board (the “Committee”). The Committee has the authority to (i) select the Participants to whom Awards shall be granted; (ii) designate the Performance Period; and (iii) specify the terms and conditions for the determination and payment of each Award. Except as otherwise provided by the Board and subject to applicable laws, the Committee has the full and final authority in its discretion to establish rules and take all actions determined by the Committee to be necessary in the administration of the EICP, including, without limitation, interpreting the terms of the EICP and any related documents, rules, or regulations and deciding all questions of fact arising in their application. All decisions, determinations and interpretations of the Committee are final, binding and conclusive on all persons, including the Company, its subsidiaries, its shareholders, the Participants and their estates and beneficiaries.

Performance Goals. Payment of a cash incentive to the executive officers intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Committee for the executive officer for each performance period. Performance goals will be based on one or more of the following business criteria:

· Operating income;
· Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);
· Earnings;
· Cash flow;
· Market share;
· Sales or revenue;
· Expenses;
· Profit/loss or profit margin;

· Working capital;
· Return on equity or capital;
· Earnings per share;
· Stock price;
· Total Shareholder Return;
· Price/earnings ratio;
· Debt or debt-to-equity;
· Balance sheet measurements;
· Cash or assets;
· Liquidity;
· Economic value added (“EVA”);
· Operations;
· Mergers and acquisitions or divestitures;
· Franchisee operations;
· Average daily room rates;
· Room occupancy rates;
· Room turnover;
· Customer satisfaction;
· Revenue and/or royalties per available room;
· Executed franchise contracts;
· Total contract value;
· Royalty fees;
· Effective royalty rate;
· Franchisee retention rates;
· Relicensing/renewal contracts;
· Executed contract opening success;
· Liquidated damage collections;
· Procurement services revenue;
· Property management system installations; and/or
· Number of franchises.

Performance Period. The performance period for awards made under the EICP may be established by the Committee but will be no less than six months and no more than two years.

Maximum Award. The maximum Award that may be paid to any Participant under the EICP for any twelve (12)-month period in a performance period shall not exceed three million dollars ($3,000,000).

Awards. Within 90 days after the commencement of each performance period, or the number of days that is equal to 25% of such performance period, if less, the Committee shall select, in writing, the Participants to whom Awards shall be granted, designate the performance period, and specify the terms and conditions for the determination and payment of such Awards.

Committee Certification. As soon as practicable after the end of each performance period, the Committee shall determine the amount of the Awards to be paid to each Participant and shall certify its determination in writing.

Payment of Awards. All awards will be paid in cash. Awards shall be paid to Participants following the Committee’s certification no later than March 15 of the year following the close of the performance period, unless all or a portion of an Award is deferred pursuant to an election the Participant has timely and validly made under Section 409A of the Code.

Clawback. Any Award granted pursuant to the EICP shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise.

Amendment and Termination. The Board or the Committee may at any time alter, amend, suspend or terminate the EICP, in whole or in part, provided, however, that no amendment that requires shareholder approval in order to maintain qualification of the Awards as performance-based compensation under Section 162(m) shall be made without such approval. If changes are made to Section 162(m) or the related regulations that permit greater flexibility with respect to any Award, the Committee may make adjustments to the EICP and/or Awards as it deems appropriate.

New Plan Benefits. Awards under the EICP are determined based on future performance and, therefore, future actual Awards cannot now be determined.

Federal Income Tax Consequences

The following is a brief summary of the material United States federal income tax consequences associated with Awards granted under the EICP. The summary is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. The tax consequences for any particular Participant may vary based on individual circumstances.

Participants will recognize ordinary income equal to the amount of the Award received in the year of receipt (assuming, in the case of Participants who make an election to defer receipt of payment of their Award that such election is timely and validly made under Section 409A of the Code). That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the EICP payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law as most recently amended, the Company may receive a deduction for the amount constituting ordinary income to the Participant.

Board Recommendation

The Board recommends a vote FOR the approval of the material terms for payment of incentive compensation under the Company’s Executive Incentive Compensation Plan.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2018.
As a matter of good corporate governance, the appointment of Ernst & Young LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.
The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and it is expected that they will be available to respond to appropriate questions.
Principal Auditor Fees and Services

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. During 2017 and 2016, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements relating to 2017 and 2016 and fees incurred for other services rendered by Ernst & Young LLP relating to those periods.

Fees	Ernst & Young Fiscal Year Ended December 31, 2017 ($)	Ernst & Young Fiscal Year Ended December 31, 2016 ($)
Audit Fees(1)	1,767,718	1,106,770
Audit Related Fees	673,070	203,341
Tax Fees(2)	—	13,613
All Other Fees(3)	1,975	2,775
Total	2,442,763	1,326,499

(1)
The increase in 2017 audit fees was attributable to increased audit work related to the Company’s 2017 preparation for its January 1, 2018 adoption of Accounting Standards Codification Topic 606 “Revenue from Contracts with Customers”, including 2017 financial statement disclosures, and the audit work related to the U.S. government enacted tax legislation commonly referred to as the Tax Cuts and Jobs Act.

(2)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.

(3)	All Other Fees include an annual subscription to EY Atlas, a proprietary online resource for accounting research.
Board Recommendation
The Board recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Related Party Transaction Policy, which acts as a supplement to the Company's Code of Ethics and Conduct. The policy governs disclosure and approval of transactions between the Company and related parties as defined in Item 404 of Regulation S-K of the Securities and Exchange Commission. Approval of a majority of all independent directors is required for share repurchases and any transactions over $1 million with a related party. The policy generally delegates authority to approve related party transactions under $1 million to the Corporate Governance and Nominating Committee. Pre-approved related party transactions include, among other things, franchise agreements, franchise incentives, and other transactions associated with the operation of a franchised hotel owned or operated by related parties provided such transactions are on substantially the same terms as those prevailing at the time for comparable agreements, incentives, and other transactions with non-affiliated parties. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.
Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of six Choice franchised hotels as of December 31, 2017. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2017 was approximately $2.0 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% and 5.00% of monthly gross room revenues; (b) a marketing fee of between 1.00% and 2.10% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; (c) a reservation fee of 1.25% to 1.75% of monthly gross room revenues and (d) a marketing and reservation combined system fee of 1.58% to 3.05% of monthly gross room revenues. The marketing fee, reservation fee and system fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.
In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000 and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.
The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008. Pursuant to the subsequently amended agreement, Mr. Bainum was paid an annual salary of $300,000 as of January 1, 2016. Effective January 1, 2017, the Board approved a $50,000 increase in the annual salary payable to Mr. Bainum, resulting in an annual salary of $350,000. Mr Bainum may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.
The Company entered into a Sublease Agreement with Sunbridge Capital, an entity controlled by the Bainum family, to sublease office space at the Company's Chevy Chase office to Sunbridge on a month-to-month basis as of November 1, 2013 at an annualized full service rental rate of $89,532. The Sublease Agreement terminates April 30, 2019 or upon ninety (90) days prior written notice of either party to the other party. The Sublease Agreement was approved by the Company's independent directors. The Sublease Agreement was amended in May 2016 to expand the subleased space and increase the annualized rental rate to approximately $150,000. The Company received $145,980 in rent under the Sublease Agreement in 2017.

The Company has found strategic use of a corporate aircraft to be an efficient, flexible business tool that increases productivity, facilitates travel involving multiple destinations per day/per trip or to locations with inadequate commercial service, addresses challenging scheduling requirements and enables greater collaboration during travel. The Company previously maintained a Master Aircraft Lease Agreement (the “Agreement’) with LP_C, LLC (“LPC”), an entity owned by the late Stewart Bainum, Sr., Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permitted the Company to lease from time to time the aircraft owned by LPC (“Aircraft”). On May 16, 2013, LPC and Choice Hotels International Services Corp., a wholly-owned subsidiary of the Company ("CHISC"), entered into an Aircraft Sale and Purchase Agreement which closed on June 3, 2013, pursuant to which CHISC agreed to purchase the Aircraft for $9 million. An appraisal conducted by an unaffiliated third party determined that the purchase price of $9 million was more favorable to the Company than the fair market value of the aircraft. The Company's disinterested directors approved the Aircraft Sale and Purchase Agreement between LPC and CHISC.

Thereafter, on June 3, 2013, CHISC assigned the purchase agreement to an unaffiliated financial institution (“Purchaser”). In connection with the Purchaser’s acquisition of the Aircraft, the Purchaser also entered into an agreement with the Company to lease the Aircraft to the Company for a basic term of 60 months. In connection with the primary lease of the Aircraft, the Company entered into an agreement with each of the late Stewart Bainum, Sr. and Stewart Bainum, Jr. that allows those individuals to sublease the aircraft from the Company from time to time for their personal use. The sublease agreement between the Company, the estate of the late Stewart Bainum Sr. and Stewart Bainum, Jr. provides for lease payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements. The terms of the sublease agreement for Mr. Bainum, Jr. and the estate of the late Stewart Bainum Sr. are consistent with the terms of sublease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. For Jane Bainum flight hours in 2017, the Company received a payment of $20,012 under this sublease agreement. Jane Bainum is the spouse of the late Stewart Bainum, Sr.

In December 2014, the Board approved an aircraft sublease with Mr. Joyce which became effective February 2015. The sublease applies to Mr. Joyce’s use of the aircraft beyond the 40 hours of personal use provided in his employment agreement. The terms of the sublease are consistent with the Company’s third-party aircraft subleases. In 2017, no relevant flight hours were used under this sublease agreement. On September 11, 2017, Mr. Joyce departed the Company. The sublease terminated on December 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. As a matter of practice, our administrative staff assists many of our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2017 except for three reports for transactions for Patrick Pacious and one report for a transaction for Scott Oaksmith, each late due to administrative error.

AUDIT COMMITTEE REPORT
Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Ms. Alexander as Chairman, Ms. Landsman and Messrs. Shames and Koch. The Audit Committee is currently composed of four independent directors within the meaning of the NYSE’s rules.
Report of the Audit Committee
The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young LLP, the Company's financial statements as of and for the year ended December 31, 2017. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The Committee has reviewed with Ernst & Young LLP matters required to be discussed pursuant to the PCAOB's Auditing Standard no. 16 "Communications with Audit Committee." In addition, the Committee has discussed various matters with Ernst & Young LLP related to the Company's consolidated financial statements, including critical accounting policies and practices used, and other material written communications between Ernst & Young LLP and management.
In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Ernst & Young LLP in 2017 and 2016 for audit and non-audit services appears above under the heading Principal Auditor Fees and Services. All of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Barbara T. Alexander, Chairman
Monte J. M. Koch
Liza K. Landsman
Ervin R. Shames

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2019 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 26, 2018. In addition, any such submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.
A shareholder who intends to present a proposal at the 2019 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2019 Annual Meeting, must deliver notice to the Company no later than February 19, 2019, but not prior to January 20, 2019.
A shareholder who intends to nominate one or more persons for election to the Board at the 2019 Annual Meeting must deliver notice to the Company no later than February 19, 2019, but not prior to January 20, 2019. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (f) the consent of each nominee to serve as a director of the Company if so elected.
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5026. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board does not know of any matters which will be brought before the 2018 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS®

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 20, 2018.

Vote by Internet

- Go to **www.envisionreports.com/chh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two, Three, and Four.

1. Election of nine Directors:

Nominee	For	Against	Abstain
01 - Barbara T. Alexander	☐	☐	☐
02 - Stewart W. Bainum, Jr.	☐	☐	☐
03 - William L. Jews	☐	☐	☐
04 - Monte J. M. Koch	☐	☐	☐
05 - Liza K. Landsman	☐	☐	☐
06 - Patrick S. Pacious	☐	☐	☐
07 - Scott A. Renschler	☐	☐	☐
08 - Ervin R. Shames	☐	☐	☐
09 - John P. Tague	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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CHOICE HOTELS INTERNATIONAL, INC.
ANNUAL MEETING, APRIL 20, 2018 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL
1 Choice Hotels Circle
Rockville, MD 20850

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHOICE HOTELS®

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

1 Choice Hotels Circle, Rockville, Maryland 20850

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2018

The undersigned hereby appoints SIMONE WU and DOMINIC DRAGISICH, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the "Company") to be held on April 20, 2018 at 9:00 a.m. at the Company's offices, 1 Choice Hotels Circle, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two, Three and Four, such proxies will be voted FOR Proposals One, Two, Three and Four.

(Items to be voted appear on reverse side.)